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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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COGENT COMMUNICATIONS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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To Our Fellow Stockholders:

        I was honored to be elected by my fellow independent directors as Cogent's new Lead Independent Director in February 2020. Our Board has focused on a number of key governance and social responsibility initiatives since the 2019 Annual Meeting, and I would like to take a moment to provide you with an update.

Increased Stockholder Outreach and Engagement:

        Since the 2019 Annual Meeting, the Board prioritized stockholder outreach, and we reached out to many of our largest stockholders in the fall of 2019 and winter of 2020. Members of the Board met with or spoke to non-affiliated stockholders representing approximately 38% of our outstanding shares. In most cases, the Board met with the investment stewardship departments of such stockholders.

        The Board also spoke to third party advisors to solicit advice on best corporate governance practices. Representatives from the Nominating and Corporate Governance Committee met with the Council of Institutional Investors and Institutional Shareholder Services ("ISS").

        In addition, during 2019, management attended over 20 investor conferences and conducted nearly 370 meetings with stockholders and other interested investors, matching its pace from 2018.

        During these conversations, we received feedback regarding board composition, the importance of appointing a lead independent director, corporate governance principles, pay for performance and environmental and social issues.

        These concerns were shared with and discussed by the full Board. The steps taken by the Board in response to these concerns include:

Board Refreshment and Board Diversity:

        The Nominating and Corporate Governance Committee started a process to refresh the Board following the 2019 Annual Meeting to lower the average tenure on the Board and bring diversity to the Board.

        In November 2019, the Board appointed Sheryl Kennedy and Carolyn Katz to serve as directors. The Board appointed Ms. Kennedy to serve on the Audit Committee and appointed Ms. Katz to serve on the Compensation Committee and the Nominating and Corporate Governance Committee. Ms. Kennedy and Ms. Katz both bring a wealth of knowledge, skills and experience to the Board, and the Board is confident that they will be excellent additions.

        Also in November 2019, two long-serving members of the Board, Richard Liebhaber and Timothy Weingarten, stepped down from the Board. The Board thanks Messrs. Liebhaber and Weingarten for their many years of valuable service.

        Following these additions and departures from our Board, our average director tenure decreased from 12.75 years as of November 2019 to 8.91 years today. The average tenure for our independent directors decreased from 11.75 years to 7 years over the same time frame.

Lead Independent Director:

        In February 2020, the Board created the position of Lead Independent Director to provide leadership of the Board independent of management and to serve as a point of contact for our stockholders. The Lead Independent Director shall, among other things, have the authority to call meetings of the independent directors, approve Board meeting schedules and agendas, and periodically evaluate the Board of Directors, individual directors (including the Chairman) and the quality and timeliness of information provided by management to the Board. The creation of this role formalizes our already vigorous oversight by the independent directors and brings to stockholders clarity and assurance of continuity.

Pay for Performance:

        We listened carefully to the comments provided to us during our meetings with key stockholders, the Council of Institutional Investors and ISS. Based on the feedback received, we modified the structure of the 2020 compensation of our Chief Executive Officer.

        Our number one priority is to align CEO and executive officer compensation with Company performance and investors' interests. Our CEO cash bonus was and will still be 100% subject to the Company meeting specific growth and profitability targets.

        In addition, beginning this year, the Compensation Committee changed performance targets for the performance shares of our CEO's long term incentive share grant. For the grant awarded in 2020, two thirds (2/3) of the performance-based shares will vest based on the achievement of goals tied to the rates of growth in the Company's revenue and cash flow from operations, with the targets for each set above the rates of growth for the relevant index.

Environmental and Social Stewardship:

        During 2020, the Board intends to sharpen its oversight of the Company's commitment to addressing environmental and social concerns. Using the standards issued by the Sustainability Accounting Standards Board as a starting point, the Board will work with management during 2020 to identify or develop relevant metrics on which the Company and stockholders can gauge our progress in these areas.

        The Board amended the charters of the Audit and Compensation Committees to include oversight of these areas. In addition, the charter of the Audit Committee now includes a clear mandate to monitor the Company's data privacy and data security.

        The Board is also cognizant of the fact that hiring, training and retaining talent is critical in the long-term success of the Company. In 2019, the Board completed a review of the hiring and training procedures of the Company. The Board is also very supportive of the CEO's efforts and investments in boosting employee morale and in communicating the Company's sense of purpose.

        While much has been done already in respect of matters raised in these consultations, the Board will continue to consider further steps to take in these areas in order to best achieve stockholder interests in good governance and corporate and social responsibility.

Corporate Governance Guidelines:

        In February 2020, the Board adopted a set of corporate governance guidelines, which may be found on the Company's website under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com. The Board believes these guidelines enunciate clear standards of corporate governance in addition to providing greater Board transparency and accountability to our stockholders.

        The Board is intensely focused on its obligations to you, our stockholders, and to our wider set of stakeholders. The Board firmly believes that transparency with respect to both the process and substance of its actions is critical to our oversight responsibilities. Integral to this transparency is the Board's commitment to strengthening its communications with stockholders. In 2020, the Board will maintain its proactive outreach to stockholders and we invite and welcome your input on any issues of concern.

        On behalf of the Board, I thank you for your support and look forward to seeing you at the Annual Meeting.

Marc Montagner
 Lead Independent Director

To Our Fellow Stockholders:

        I founded Cogent in 1999 with a simple purpose: to provide high quality, high capacity bandwidth at the lowest prices to businesses around the world.

        Since 1999, Cogent has pursued this purpose with diligence, vigor and respect for obligations to all of its stakeholders. Cogent has consistently placed primary importance on growing our business for the benefit of our stockholders, while also recognizing its obligations to our other stakeholders. Accordingly, we have worked to return capital to our equity and debt holders, to honor our customer commitments through the provision of exemplary service, to develop and provide career opportunities to our workforce and to retain our technical talent through continuous, hands-on training and education. Each year, I announce five goals for the coming year to focus the Cogent team on meeting these overall objectives.

        Twenty years since its founding, Cogent now provides a critical service to many of the world's leading companies, Internet providers, and content and application creators and stimulates innovation and development by new and emerging companies through our provision of low cost, high quality Internet service.

        I am pleased that the independent directors have elected Marc Montagner to serve as our Lead Independent Director. I look forward to working with him in this new role and believe it will enhance our governance priorities by facilitating more structured feedback from our independent directors to management and to me and by providing an additional channel for stockholders to interact with Cogent and our Board.

        Thank you for your continued investment in Cogent.

Sincerely,

Dave Schaeffer
 Chairman and Chief Executive Officer

To Our Fellow Stockholders:

        As the Chair of the Compensation Committee of the Board, I join Marc and Dave in thanking you for your continued support of Cogent. The Compensation Committee is responsible for overseeing the executive compensation for Cogent. In executing this responsibility, we have sought to ensure that our executive officers are fairly compensated and that their interests are linked to those of our stockholders. In furtherance of these goals, we receive the input of an independent compensation advisor, consider the compensation programs of companies similar to Cogent, and, beginning this past year, solicit the opinions of many of our largest stockholders. We combine this information with our own experience and knowledge of the industry to reach independent decisions that we believe fulfill our mandate.

        The Committee believes in pay for performance and has adopted individualized performance metrics for each executive officer. For our Chief Revenue Officer, the Committee has tied a portion of his compensation to Cogent's monthly sales revenue. For our other executive officers, the Committee believes customer satisfaction serves as a proxy for the overall quality of our service and network. Lastly, for the Chief Executive Officer, the Committee has determined that the targets should relate to Cogent's operational performance and efficiency, its allocation of capital and its performance relative to its peers and competitors.

        We also recognize that stockholders have increased concerns regarding another important Cogent stakeholder: our employees. Accordingly, the Compensation Committee is looking at the broader issues of employee retention and management. We are cognizant that Cogent experiences high turnover within our sales department, attributable quite often to performance, and are aware of the need to address this turnover by improving performance through additional training for both our sales representatives and their managers. On the operations side, while we see substantially less turnover, the Committee is equally focused on retaining our technically skilled employees. For all Cogent employees, the Committee intends to focus on employee morale, employee understanding of Cogent's purpose and values and the alignment of employee incentives to this purpose.

        As always, we invite your feedback on these and other issues of concern.

Sincerely,

D. Blake Bath
 Chair, Compensation Committee

2450 N Street, NW
Washington, D.C. 20037
(202) 295-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2020

        The Annual Meeting of Stockholders of Cogent Communications Holdings, Inc., a Delaware corporation (the "Company"), will be held on May 6, 2020, at 9:00 a.m., Eastern Time, at the Company's offices* at 2450 N Street, NW, Washington, D.C. 20037, for the following purposes:

  1.
  To elect seven directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected or appointed.

  2.
  To vote on the ratification of the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accountants for the Company for the fiscal year ending December 31, 2020.

  3.
  To hold an advisory vote to approve named executive officer compensation.

  4.
  To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        The foregoing matters are described in more detail in the enclosed Proxy Statement.

        The Board of Directors has fixed March 9, 2020 as the record date for determining stockholders entitled to vote at the Annual Meeting of Stockholders.

        The Company's Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed 2019 Annual Report to Stockholders for the fiscal year ended December 31, 2019.

        You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors,
Ried Zulager, Secretary

Washington, D.C.
March 16, 2020

*
We intend to hold our annual meeting in person. However, as part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the annual meeting may be held solely by means of remote communication. In the event the annual meeting will be held solely by remote communication, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website, and filed with the U.S. Securities and Exchange Commission. As always, we encourage you to vote your shares prior to the annual meeting.

 COGENT COMMUNICATIONS HOLDINGS, INC.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held at 9:00 a.m., May 6, 2020

        The proxy statement and annual report to stockholders (Form 10-K) are available at: http://www.cogentco.com/en/about-cogent/investor-relations/reports.

        The materials available at the website are the proxy statement and annual report to stockholders (Form 10-K).

        The annual stockholder meeting of the stockholders of Cogent Communications Holdings, Inc. ("Cogent" or the "Company") will be held at 9:00 a.m., Eastern Time, on May 6, 2020 at Cogent's offices at 2450 N Street, NW, Washington, D.C. 20037. The matters to be covered are noted below:

  1.
  Election of directors;

  2.
  Ratification of appointment of Ernst & Young LLP as independent registered public accountants for the fiscal year ending December 31, 2020;

  3.
  Advisory vote to approve named executive officer compensation; and

  4.
  Other matters as may properly come before the meeting.

        The Board of Directors of Cogent recommends voting FOR the election of each director nominee named in Proposal 1—Election of Directors, FOR Proposal 2—Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accountants for the Fiscal Year Ending December 31, 2020, and FOR Proposal 3—Advisory Vote to Approve Named Executive Officer Compensation.

        You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person.

2450 N Street, NW
Washington, D.C. 20037
(202) 295-4200

        PROXY STATEMENT

        The Board of Directors (the "Board") of Cogent Communications Holdings, Inc. (referred to herein as the "Company," "Cogent," "we," "us," or "our"), a Delaware corporation, is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 6, 2020, at 9:00 a.m., Eastern Time, at the Company's offices at 2450 N Street, NW, Washington, D.C. 20037, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the 2019 Annual Report to Stockholders are first being mailed to stockholders on or about March 16, 2020.

VOTING SECURITIES

Voting Rights and Outstanding Shares

        Only stockholders of record on the books of the Company as of 5:00 p.m., March 9, 2020 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the outstanding voting securities of the Company consisted of 47,209,695 shares of common stock, par value $0.001 per share.

        Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. In general, our bylaws (the "Bylaws") provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. Broker non-votes (which occur when a brokerage firm has not received voting instructions from the beneficial owner on a non-routine matter, as defined under applicable rules and as discussed in greater detail below) and abstentions are counted for purposes of determining whether a quorum is present.

        Except in very limited circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Bylaws for approval of proposals presented to stockholders.

  Proxies

        The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

  •
  delivering written notice of revocation to the Company, Attention: Ried Zulager;

  •
  delivering a duly executed proxy bearing a later date to the Company; or

  •
  attending the Annual Meeting and voting in person.

        Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted "FOR" the election of each director nominee, "FOR" the ratification of the appointment by the Audit Committee of the Board (the "Audit Committee") of Ernst &

Young LLP as independent registered public accountants, and "FOR" the non-binding approval of the compensation of the named executive officers.

        Proposals 1 and 3 are matters considered non-routine under applicable rules. A broker or other nominee cannot vote on these non-routine matters without specific voting instructions, and therefore there may be broker non-votes on these proposals.

        Proposal 2 is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters without specific voting instructions, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

        Broker non-votes will not be deemed to have voting power and thus will have no effect on voting. However, abstentions will be treated as present and having voting power, and accordingly will have the effect of a negative vote for purposes of determining the approval of Proposals 1, 2 and 3.

        The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

        The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or e-mail.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Seven directors are to be elected at the Annual Meeting to serve until their respective successors are elected and qualified. Nominees for election to the Board shall be approved by the affirmative vote of the holders of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting.

        In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

        Set forth below is certain information concerning the seven directors of the Company nominated to be elected at the Annual Meeting:

        Dave Schaeffer, age 63, founded our Company in August 1999 and is our Chairman of the Board, Chief Executive Officer and President. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been a director since 1999. Mr. Schaeffer serves as both Chairman and Chief Executive Officer ("CEO") because he is the founder of the Company and has successfully led the Company and the Board since the Company was founded. For this reason he has been nominated to continue serving on the Board. Since 2014, Mr. Schaeffer has been a director of CyberArk Software Ltd. (NASDAQ: CYBR), a publicly traded Israeli company.

        Steven D. Brooks, age 68, has served on our Board since October 2003. Mr. Brooks is a private investor. He was Managing Partner of BCP Capital Management from 1999 to 2009. From 1997 until 1999, Mr. Brooks headed the technology industry mergers and acquisition practice at Donaldson, Lufkin & Jenrette. Previously, Mr. Brooks held a variety of positions in the investment banking and private equity fields, including: Head of Global Technology Banking at Union Bank of Switzerland, Managing Partner of Corporate Finance at Robertson Stephens, founder and Managing Partner of West Coast technology investment banking at Alex Brown & Sons, and Principal at Rainwater, Inc., a private equity firm in Fort Worth, Texas. Mr. Brooks has been nominated to continue serving on the Board because of his extensive experience with firms such as Cogent and with public market activities of such companies. Having been involved with the Company since its early days he also brings extensive historical perspective to the Board.

        D. Blake Bath, age 57, has served on our Board since November 2006. He is currently a private investor and engaged in philanthropic concerns. He is a board member and Treasurer of the Protestant Episcopal Cathedral Foundation in Washington, D.C., and on the boards of the Loyola Marymount University Seaver College of Engineering and the University of Michigan's Chemical Engineering Advisory Board. He is also a board member and the treasurer of the Bethesda-Chevy Chase Educational Foundation. From 2006 to 2016 he was the Chief Executive Officer of Bay Bridge Capital Management, LLC, an investment firm in Bethesda, MD. From 1996 until 2006, Mr. Bath was Managing Director at Lehman Brothers and, as a senior equity research analyst for Lehman Brothers, was Lehman's lead analyst covering wireline and wireless telecommunications services. Prior to joining Lehman Brothers he was the primary telecommunications analyst at Sanford C. Bernstein from 1992 to 1996. From 1989 to 1992 he was an analyst in the Strategic Planning and Corporate Finance organizations at MCI Communications. Mr. Bath has been nominated to continue serving on the Board because of his wide experience with the telecommunications industry which allows him to contribute a broad perspective to discussions about the Company's future activities and its place in the current competitive landscape.

        Marc Montagner, age 58, has served on our Board since April 2010. He is currently Chief Financial Officer at Endurance International Group Holdings, Inc. (NASDAQ: EIGI), which position he has held since September of 2015. He was previously Chief Financial Officer at LightSquared from 2012 until August 2015. Previously, he had been Executive Vice President of Strategy, Development and Distribution at LightSquared. On May 14, 2012, LightSquared filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining LightSquared in February of 2009, Mr. Montagner was Managing Director and Co-Head of the Global Telecom, Media and Technology Merger and Acquisition Group at Banc of America Securities. Until August of 2006, he was Senior Vice President, Corporate Development and M&A with the Sprint Nextel Corporation. Prior to this, Mr. Montagner had the same responsibilities with Nextel Communications. Prior to 2002, Mr. Montagner was a Managing Director in the Media and Telecom Group at Morgan Stanley. Prior to joining Morgan Stanley, Mr. Montagner worked for France Télécom in New York where he was Head of Corporate Development for North America. Mr. Montagner has been nominated to the Board due to his extensive experience in the telecommunications industry, specifically with respect to operational, financial and strategic matters.

        Lewis H. Ferguson III, age 75, has served on our Board since October 2018. From 2011 to 2018 he served two terms as a board member of the Public Company Accounting Oversight Board ("PCAOB"), the oversight body for auditors of U.S. public companies. Mr. Ferguson served as Vice-Chair and Chair of the International Forum of Independent Audit Regulators, the international coordinating body of more than 50 independent audit regulators throughout the world, from 2012 to 2015. Mr. Ferguson also served as the first general counsel of the PCAOB from 2004 to 2007. Prior to his service at the PCAOB, Mr. Ferguson was a partner at the law firm of Williams & Connolly, LLP from 1979 to 1993 and 1998 to 2003, and at the law firm of Gibson, Dunn & Crutcher, LLP ("Gibson Dunn") from 2007 to 2011. Mr. Ferguson has at various times served on the boards of seven companies, two public and five private. The two public companies were Wright Medical Technologies (1994 to 1997) and Cogent Communications Group, Inc., a predecessor of the Company (2007 to 2009). Mr. Ferguson has been nominated to the Board due to his extensive experience with audit matters, corporate finance, and corporate governance.

        Carolyn Katz, age 57, has served on our Board since November 2019. Ms. Katz has served on the boards of several public and private companies since 2000. She has been a director of Vonage Holdings Corp (NYSE: VG) since 2014, where she is a member of the Audit and Compensation committees. From 2004 to 2017 she was also a director of American Tower Corporation, a provider of international communications infrastructure, where she was a member of the Audit committee. From 2002 to 2015 she was a director of NII Holdings, a multinational cellular telecommunications company, where she served as lead director, chair of the Audit committee and was a member of the Finance and Corporate Governance and Nominating committees. From 2000 to 2004 she was a director of Universal Access, serving on the Audit Committee. From 2000 to 2001 Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, she worked at Goldman, Sachs & Co., ending her tenure there as a managing director and co-head of Emerging Communications. She is a graduate of Princeton University. Ms. Katz has been nominated to the Board due to her extensive experience in the technology and communications sectors, particularly in the areas of corporate finance and development as well as international expansion.

        Sheryl Kennedy, age 65, has served on our Board since November 2019. She is also Vice Chair of the Canadian Public Accountability Board and a Director of the CLS Group Holdings AG and CLS Bank International Board of Directors, serving on the Audit and Finance and the Nominating and Governance Committees. Ms. Kennedy served as non-executive Chair of Promontory Financial Group Canada, an IBM Company, during the course of 2019, and previously was CEO of Promontory Canada from 2009 through 2018. From 1994 to 2008 she was Deputy Governor of the Bank of Canada and

chaired the Markets Committee at the Bank for International Settlements in Basel, Switzerland from 2003 to 2006. She also served as Senior Advisor for International Strategy for Scotiabank in 2006. Prior to her time with the Bank of Canada, Ms. Kennedy worked in the Canadian federal Department of Finance and served as Finance Counsellor at the Canadian Embassy in Paris, France. Ms. Kennedy serves on the University of Waterloo Board of Governors and its Audit and Risk and Finance and Investment Committees, is a Trustee of the Anglican Church of Canada General Synod Pension Plan and is Vice Chair of the Mothers Matter Centre. She is a graduate of the University of Waterloo and Harvard University. Ms. Kennedy has been nominated to the Board due to her experience in the oversight of public company auditing, risk management, financial system management, regulation and corporate responsibility and sustainability, together with her international experience.

        Unless marked otherwise, proxies received will be voted "FOR" the election of each of the nominees named above.

Recommendation of the Board of Directors:

        The Board recommends a vote "FOR" the election of all nominees named above.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee of the Board has appointed Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2020. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2018 and 2019 are described under "Relationship with Independent Registered Public Accountants—Fees and Services of Ernst & Young LLP," below.

        We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accountants. Although ratification is not required by the Bylaws or otherwise, the Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

        Representatives of Ernst & Young LLP will be available by telephone at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

        The affirmative vote of the holders of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting will be required for ratification. The Board recommends that stockholders vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for fiscal year 2020. Unless marked otherwise, proxies received will be voted "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for fiscal year 2020.

        In the event stockholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee and the Board. The Company believes that neither the Audit Committee nor the Board is obliged to make any such reconsideration under Delaware law, the rules of the stock exchange on which the Company is listed, or the rules promulgated by the Securities and Exchange Commission ("SEC") that frame certain specific obligations of the members of all public company audit committees with respect to the selection of independent registered public accountants. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors:

        The Board recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for fiscal year 2020.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:

  RESOLVED that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion is hereby APPROVED.

        The affirmative vote of the holders of a majority of our shares of our common stock present in person or represented by proxy at the Annual Meeting will be required for approval.

        Because the vote is advisory, it will not be binding upon our Board of Directors or the Compensation Committee. The Board values our stockholders' opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. The Board has adopted a policy of providing for annual advisory votes from stockholders to approve named executive officer compensation. The next such vote will occur at the 2021 Annual Meeting of Stockholders.

        In 2019, our stockholders approved the advisory vote on the compensation of our named executive officers. The vote on this was as follows: FOR: 24,140,810 shares; AGAINST: 17,113,817 shares; ABSTAIN: 27,473 shares; and 2,564,654 broker non-votes.

        During 2019 and early 2020, members of our Board of Directors met with non-affiliated stockholders holding approximately 38% of our outstanding shares, and management of the Company attended over 20 investor conferences and conducted approximately 370 meetings with stockholders and other interested investors. During these meetings, no stockholders expressed concerns regarding the levels of our executive compensation. A number did express a preference to use metrics tied directly to the Company's financial performance to determine whether the CEO's performance-based equity award is earned. Accordingly, the Compensation Committee adjusted the performance-based component of the CEO's equity award to better reflect the contributions of the CEO to the Company's performance. Our Board of Directors continues to believe that our CEO's compensation arrangements are reasonable and appropriate in light of the following factors:

  •
  Our CEO, Mr. Schaeffer, founded the Company and has successfully led us for more than 20 years. He is intimately involved in the financial, operational and technical aspects of our business; his knowledge of the Company and its marketplace is uniquely valuable;

  •
  Our executive compensation program seeks to align executive officers' interest to those of our stockholders by allocating a substantial portion of their target total direct compensation to the value of our common stock. Our program encourages long-term thinking by structuring equity awards with multi-year performance periods and/or vesting provisions;

  •
  In 2019, our CEO's entire target direct compensation was 'at risk". All of our CEO's cash compensation was performance-based. Over 95% of our CEO's target direct compensation in 2019 is in the form of equity awards, all of which are earned or vest no sooner than 30 months from the grant date and a majority of this equity compensation is performance-based;

  •
  In 2020, the Compensation Committee adjusted the equity award for our CEO such that one-third (1/3) of his performance-based shares vest based on the Company's growth rate in revenue, one-third (1/3) of his performance-based shares vest based on the Company's growth rate in cash flow from operating activities and one-third (1/3) of his performance-based shares vest based on our total stockholder return;

  •
  The performance-based share targets for the Company's growth rate in revenue and growth rate in cash flow from operating activities are set at 1.5 and 2.0 times, respectively, the growth rates for same metrics for the companies comprising the NASDAQ Telecommunications Index

  •
  The increase in value of our CEO's long-term incentive compensation over the past several years has been entirely due to the increase in the value of the Company's common stock; the Board believes this underscores the essential alignment of executive compensation with increases in value of our common stock.

        Our executive compensation program is designed to attract, reward, and retain highly talented executives to achieve our corporate goals and to align the interests of our executive officers with the long-term interests of our stockholders. It aims to be transparent to our stockholders by being simple to understand and to link the compensation of our executive officers to our performance. It reflects the size, scope, and success of our business, as well as the responsibilities of our executive officers.

        Our Board of Directors urges stockholders to carefully read the "Compensation Discussion and Analysis" section of this Proxy Statement, which describes in more detail our executive compensation philosophy, policies, and practices, as well as the Summary Compensation Table and other related compensation tables and the accompanying narrative discussion.

Recommendation of the Board of Directors:

        Our Board of Directors recommends a vote "FOR" the resolution set forth above thereby approving the compensation of the named executive officers as described in the Compensation Discussion and Analysis, Summary Compensation Table and related tables, and the accompanying narrative discussion as set forth in this Proxy Statement.

 THE BOARD OF DIRECTORS AND COMMITTEES

Board Composition

        Our Board of Directors currently consists of seven (7) directors: six (6) independent directors and Dave Schaeffer, our Chairman of the Board and Chief Executive Officer ("CEO").

        Mr. Schaeffer serves as CEO and Chairman of the Board. He is the founder of the Company and owns approximately 9.7% of the Company's stock. His dual role was established more than 20 years ago when he founded the Company. The Board regularly considers and evaluates this structure. The Board believes that the Company continues to be best served by a chairman who is involved with the Company on a full-time basis and possesses deep knowledge of its finances and operations.

        The Board's role in the Company is to provide general oversight of strategy and operations and to oversee the hiring, performance review, compensation review and termination, as applicable, of the executive officers of the Company. As part of its oversight of operations, it reviews the performance of the Company and the risks involved in the operations of the Company. The Board and the Audit Committee receive regular reports on the status of the Company's internal controls and each has reviewed key operational risks. The Board's risk oversight role is not affected by its leadership structure as all directors, other than Mr. Schaeffer, are independent directors and therefore have no conflict that might discourage critical review.

  Lead Independent Director

        In February 2020, the Board created the Lead Independent Director position, and the independent directors of the Board elected Marc Montagner to serve as the Company's Lead Independent Director. During his tenure as a member of the Board, Mr. Montagner has consistently demonstrated integrity, thoughtful leadership, financial acumen and deep knowledge of our business and industry. When coupled with Mr. Montagner's performance leading the Board's stockholder outreach efforts, the independent directors determined that Mr. Montagner would be the ideal candidate to serve as the Company's first Lead Independent Director.

        In addition to the responsibilities of all directors, our Lead Independent Director's other duties, which are set forth in the Company's Corporate Governance Guidelines (found on the Company's website under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com.) and which the Board continues to evaluate through engagement with our stockholders, are:

  •
  presiding over all meetings of the Board at which the Chair of the Board is not present, including any executive sessions of the Independent Directors;

  •
  approving Board meeting schedules and agendas; and

  •
  acting as the liaison between the Independent Directors and the Chief Executive Officer and Chair of the Board.

        In addition, the Lead Independent Director is expected to:

  •
  serve as a lead point of contact for stockholders, independent from management;

  •
  call and preside at separate meetings of the Independent Directors, as appropriate;

  •
  ensure that the Independent Directors have adequate opportunities to meet and discuss issues in executive session without non-Independent Directors or management present;

  •
  communicate feedback from executive sessions to the Company's senior management and Chair of the Board;

  •
  communicate to management, as appropriate, the results of private discussions among Independent Directors;

  •
  advise the Chair as to the quality, quantity and timeliness of the information submitted by management that is necessary or appropriate for the Independent Directors to effectively and responsibly perform their duties;

  •
  recommend to the Board of Directors and the Committees of the Board the retention of advisers and consultants who report directly to the Board of Directors;

  •
  respond directly to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the Independent Directors as a group, with such consultation with the Chair and other directors as the Lead Independent Director may deem appropriate;

  •
  ensure Chief Executive Officer development and succession planning;

  •
  assist the Board and management in implementing and assuring compliance with the Company's governance principles; and

  •
  perform such other duties as the Board of Directors may from time to time delegate.

Stockholder Outreach

        We are strongly committed to stockholder engagement and believe that regular communication with our stockholders is important to our long-term success. During the last year, we contacted stockholders representing more than 50% of our outstanding shares (not including Mr. Schaeffer, who owns approximately 9.7% of the Company's stock) and actively engaged with non-affiliated stockholders holding approximately 38% of our outstanding shares. In most cases, we met with members of the investment stewardship departments of these stockholders. These efforts built upon our prior efforts to increase the Board's availability to our stockholders, which included listing director contact information on our website and holding an analyst day in 2018 at which the entire Board was present.

        As part of this outreach effort, we heard from our stockholders that they were concerned with the lack of diversity on the Board. The Board and/or management also spoke with third party advocacy groups that had contacted the Company to express this same concern. These concerns were shared with the Nominating and Corporate Governance Committee and the entire Board. The Board took immediate and substantial steps to address these concerns, tasking the Nominating and Corporate Governance Committee to identify potential candidates for the Board.

        Based upon clear stockholder desire for greater Board diversity, and through the recruiting initiative of the Nominating and Corporate Governance Committee, in November 2019, the Board appointed Carolyn Katz and Sheryl Kennedy to the Board following the resignations of Mr. Richard Liebhaber and Mr. Timothy Weingarten. We believe that Ms. Katz and Ms. Kennedy bring outstanding skills and add needed breadth of perspective to the Board. Today, our average director tenure for all directors is 8.91 years and 7 years for our independent directors down from 12.75 and 11.75 years, respectively, prior to these changes.

        Since 2018, the Board has undertaken significant steps to address stockholder concerns as follows:

What we heard from stockholders	Board response to this feedback
• Need for increased communications between the Board and stockholders

•

Conducted an extensive stockholder outreach program in 2019-2020

•

Held an analyst day for all stockholders in 2018 at which the entire Board was present

•

Published contact information for all directors on the Company website

• Need for increased diversity on the Board	• Appointed Carolyn Katz and Sheryl Kennedy to the Board in November 2019
• Elect a Lead Independent Director	• Elected Marc Montagner as Cogent's Lead Independent Director in February 2020
• Need for published corporate governance standards	• Adopted Corporate Governance Guidelines in February 2020
• Failure of Steven Brooks to receive a majority of stockholder support in 2019

•

Members of the Board met with our largest stockholders to discern the meaning behind the negative votes

•

Acted upon the clear feedback that the negative votes were a signal of dissatisfaction with the lack of diversity on the board and not a statement on Mr. Brooks' qualifications or fitness to serve on the Board

• Align to a greater degree the vesting of the performance-based portion of the Chief Executive Officer's long-term equity award to the Company's financial performance

•

Adjusted the metrics used to measure performance so that two-thirds (2/3) of our CEO's performance-based shares vest in equal portions based upon growth rates in our revenues and cash flow from operating activities, respectively, and the degree to which these growth rates outperform the growth rates for the Nasdaq Telecommunications Index

        We value our stockholders' interest in the Company and their views concerning best corporate governance practices and will continue to actively seek their input.

Corporate Responsibility and Sustainability

        The Board recognizes the Company's obligation as a global citizen to operate in a responsible and sustainable manner. The Board has determined that the management and oversight of key non-financial risks and opportunities, such as workforce development, environmental sustainability and ethics, are critical responsibilities of the Board. Using the telecommunication services standards issued by the Sustainability Accounting Standards Board as a guidepost, the Board will work with management to provide qualitative disclosure and to determine the appropriate quantitative metrics to establish, if any, so that the Board and stockholders can evaluate the Company's progress in these areas.

        As the Company is an Internet service provider, the Board is particularly focused on the areas of data privacy, data security and the open Internet.

  •
  Data Privacy.  The Board has monitored the Company's compliance with data protection regulations, such as the General Data Protection Regulation in the European Union. To date, the Company has not suffered any monetary losses as a result of legal proceedings associated with customer privacy.

  •
  Data Security.  To sharpen its focus, the Board expanded the charter for the Audit Committee to include the Company's data security and data privacy efforts. The Company has not suffered any data breaches.

  •
  Open Internet.  The Company is a supporter of the open Internet and net neutrality. A copy of the Company's position on net neutrality can be found at https://cogentco.com/en/net-neutrality.

        Additional areas of focus for the Board include the Company's use of power in its operations and its ability to hire, train and retain our skilled technical employees. The Board amended the charter of the Compensation Committee to include explicitly the periodic review of the Company's human capital management. During 2020, the Board will explore what additional steps it can take to formalize its efforts in these areas.

Board Operations and Committee Structure

        The Board of Directors met five times during 2019 and took no actions by written consent. Each director attended at least 75% of the meetings of the Board for which he or she could have attended. Each director attended at least 75% of the meetings of the committees of the Board of which he or she was a member. The independent directors met 4 times. All of the directors attended the annual meeting of stockholders. During 2019, the Board had a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

  Nominating and Corporate Governance Committee

        We established our Nominating and Corporate Governance Committee of the Board (the "Nominating and Corporate Governance Committee") in April 2005. At the beginning of 2019, the members of this committee were Steven Brooks and Marc Montagner, each of whom are independent members of our Board. In May 2019, the Board appointed Lewis Ferguson, also an independent member of our Board, to the Nominating and Corporate Governance Committee and named Mr. Brooks the Chair. In August 2019, the Board named Mr. Montagner the Chair. Beginning in November 2019, the members of the committee were Marc Montagner (Chair), Lewis Ferguson and Carolyn Katz, each of whom are independent members of our Board.

        The charter of the Nominating and Corporate Governance Committee may be found on the Company's website under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com. Pursuant to its charter, the Nominating and Corporate Governance Committee's tasks include assisting the Board in identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting.

        The Nominating and Corporate Governance Committee has prioritized increasing the diversity of the Board. It does not have precise measures for the optimal range and type of diversity desirable. Instead, it and the Board seek candidates with a broad range of experience and perspective. Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, integrity and any other factors appropriate in the context of an assessment of the committee's understood needs of the Board at that time. In addition, the Nominating and Corporate Governance Committee considers whether an individual satisfies criteria for independence as may be required by applicable regulations. Further, the Company seeks highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

        The Nominating and Corporate Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company in the past.

        The Nominating and Corporate Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate. The committee intends to review periodically whether a more formal policy should be adopted. Any stockholder wishing to suggest a name for committee consideration should comply with the provisions of the Company's Bylaws, including, without limitation, sending the name of the nominee and related personal information to the Nominating and Corporate Governance Committee, in care of our Secretary, at least three months before the next annual meeting to ensure meaningful consideration by the Nominating and Corporate Governance Committee. See "Stockholder Proposals" for Bylaw requirements for nominations.

        The Nominating and Corporate Governance Committee had three formal meetings in 2019.

  Compensation Committee

        At the beginning of 2019, the Compensation Committee of the Board consisted of all of the independent directors. In May 2019, we reduced the size of the Compensation Committee and appointed D. Blake Bath (Chair), Richard Liebhaber and Timothy Weingarten to this committee. In November 2019, following the resignations of Messrs. Liebhaber and Weingarten, the Board appointed Mr. Brooks (Chair), Mr. Bath and Ms. Katz to this committee, each of whom is independent as the term "independence" is defined in the applicable listing standards of the Nasdaq Marketplace Rules and Rule 10A-3 under the Exchange Act. In February 2020, Mr. Bath was reappointed Chair. The Compensation Committee is responsible for determining the compensation for our executive officers, and administering our compensation programs. The Compensation Committee is also responsible for overseeing the Company's human capital management.

        The Compensation Committee had three formal meetings in 2019. Cash compensation and equity compensation awards for all of our executive officers of the Company were considered during these meetings, and Mr. Schaeffer was absent from any discussions concerning his compensation. The charter of the Compensation Committee is available under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com.

  Audit Committee

        The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act. Until February 2019, the members of this committee were Messrs. Liebhaber (Chairman), Bath and Montagner, and beginning in February 2019, the members of this committee were Mr. Ferguson (Chairman), Mr. Liebhaber and Mr. Montagner, each of whom is independent as the term "independence" is defined in the applicable listing standards of Nasdaq Marketplace Rules and Rule 10A-3 under the Exchange Act. In November 2019, Ms. Kennedy, also an independent director, replaced Mr. Liebhaber on this committee. The Board has determined that each of Messrs. Ferguson,

Montagner and Ms. Kennedy qualifies as a financial expert, as that term is defined in the Exchange Act. The responsibilities of this Audit Committee include:

  •
  the appointment, compensation, retention and oversight of our independent registered public accountants;

  •
  reviewing with our independent registered public accountants the plans and results of the audit engagement;

  •
  pre-approving professional services provided by our independent registered public accountants;

  •
  reviewing our critical accounting policies, our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

  •
  reviewing the independence of our independent registered public accountants, including the types and amounts of non-audit services and fees provided by our independent registered public accountants;

  •
  considering the impact on the Company of changing the independent registered public accountants;

  •
  reviewing the adequacy of our internal accounting controls and overseeing our ethics program; and

  •
  reviewing our data security and data privacy programs.

        The Audit Committee met four times during 2019. The charter of the Audit Committee may be found under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com.

Audit Committee Report

To the Board of Directors:

        We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the year ended December 31, 2019.

        We have discussed with the independent registered public accountants, Ernst & Young LLP, the matters required to be discussed with us by the American Institute of Certified Public Accountants, the Securities and Exchange Commission, the Nasdaq Stock Market and the Public Company Accounting Oversight Board, including those required by the Auditing Standard No. 1301, Communications with Audit Committees, as amended.

        We have received and reviewed the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board, and have discussed with Ernst & Young LLP their independence, including the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board.

        Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission. The Board of Directors caused the Form 10-K to be so filed.

Audit Committee: Lewis Ferguson Sheryl Kennedy Marc Montagner

        The material in this report is being furnished and shall not be deemed "filed" with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be "soliciting material" or incorporated by reference in any registration statement or other document filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

  Stockholder Communication with Board Members

        To facilitate direct and unfiltered stockholder communication with our directors, the Company provides direct contact information for each director on the Company's public website. The Company believes that this approach has served it well, especially given the very substantial percentage of its stock held by institutional investors. In 2019, the Board increased its stockholder engagement efforts by reaching out to the Company's largest stockholders. Members of the Board met with non-affiliated stockholders holding approximately 38% of our outstanding shares. During many of these meetings, we asked specifically about any concerns or issues with the Company's compensation practices. The Board believes these efforts to be highly productive and intends to conduct such calls and meetings on a regular basis in the future. In view of the SEC disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company's corporate website at www.cogentco.com, any communications to the Board may be sent directly to the directors or sent to the Company in care of our Secretary.

  Code of Ethics

        The Company has adopted a code of ethics that applies to its directors, officers and employees. Each of the executive officers is regularly required to certify compliance with the code of ethics. This code of ethics may be found on the Company's website under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com. The Company intends to satisfy the disclosure requirements regarding an amendment to or waiver from a provision of the code of ethics by posting such information on its website.

  Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines that establish a framework within which our directors and management can effectively pursue the Company's objectives for the benefit of our stockholders. The Board believes that establishing these guidelines enhances its ability to foster sustainable growth and create value for our stockholders. The corporate governance guidelines may be found on the Company's website under the tab "About Cogent; Investor Relations; Corporate Governance" at www.cogentco.com.

  Board Member Attendance at Annual Meetings

        The Company encourages all of its directors to attend the Annual Meeting of Stockholders. All of the directors attended the 2019 Annual Meeting. The Company generally holds a Board meeting coincident with the Annual Meeting to minimize director travel obligations and facilitate their attendance at the Annual Meeting.

  Director Independence

        Nasdaq Marketplace Rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board's inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable Nasdaq Marketplace Rules, the Board has determined that all of the directors nominated for election, other than Mr. Schaeffer, are independent.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

        Set forth below is certain information concerning the executive officers and significant employees of the Company. Biographical information on Mr. Schaeffer is included under "Proposal 1—Election of Directors."

        Thaddeus G. Weed, age 58, joined us in 2000 and served as Vice President and Controller until May 2004 when he became our Chief Financial Officer and Treasurer. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services, Inc. where Mr. Weed undertook a broad range of financial management responsibilities. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager.

        R. Brad Kummer, age 71, joined us in 2000 and serves as Vice President of Optical Transport Engineering and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining us at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Timothy G. O'Neill, age 64, joined us in 2001 and serves as the Vice President of Field Engineering, Construction and Network Operations. He is responsible for network operation, construction and maintenance. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks, Inc. where he served as Chief Network Officer. While at @Link Networks, Inc., Mr. O'Neill was responsible for engineering, implementing and operating a network for Internet access and VPN services.

        Bryant Hird "Guy" Banks, age 55, joined us in 2000 and serves as Vice President of Real Estate. Prior to joining us, Mr. Banks held positions with various affiliates of Security Capital Group Incorporated, including the positions of Vice President of Land Acquisition and Vice President of Development for CWS Communities Trust.

        Henry W. Kilmer, age 51, joined us in 2011 and serves as Vice President of IP Engineering. Prior to joining us, Mr. Kilmer held positions with UUNET (now Verizon), Sprint, Digex/Intermedia and Metromedia Fiber Networks/Abovenet where he was Senior Vice President of Engineering and Operations. Most recently, Mr. Kilmer was President of Terrapin Communications, Inc., a small consulting firm that focused on network consulting and technical strategy development for companies like GPX, Airband, and Switch and Data (now part of Equinix).

        James Bubeck, age 53, joined us in 2000 and was appointed as our Chief Revenue Officer and Vice President of Global Sales in October 2015. Prior to being appointed our Chief Revenue Officer and Vice President of Global Sales, Mr. Bubeck served in various capacities in the sales organization of Cogent, most recently, from 2007 to 2015, as Vice President of Central Region Sales, based in Chicago. From 1996 to 2000 he was a sales manager for MCI's internet network business, which was subsequently divested to Cable and Wireless due to the merger of MCI and Worldcom.

        John B. Chang, age 48, joined us in 2005 and served as Vice President and Deputy General Counsel until May 2019 when he became our Chief Legal Officer. Prior to joining us, Mr. Chang held legal positions with StarBand Communications, Inc. and Teligent, Inc. and was in private practice with O'Melveny & Myers LLP.

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, our Principal Financial Officer, and the next three most highly compensated Executive Officers of the Company during 2019 (the "Named Executive Officers"). During 2019, these individuals were:

  •
  Dave Schaeffer, our Founder and Chief Executive Officer (our "CEO");

  •
  Thaddeus G. Weed, our Chief Financial Officer (our "CFO");

  •
  R. Brad Kummer, our Vice President of Optical Transport and Engineering and our Chief Technology Officer;

  •
  Timothy G. O'Neill, our Vice President of Field Engineering, Construction, and Network Operations;

  •
  James Bubeck, our Chief Revenue Officer and Vice President of Global Sales; and

  •
  Robert N. Beury, Cogent's former Chief Legal Officer (Mr. Beury left the Company in June 2019 but would have been a Named Executive Officer if he remained employed).

        This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why we arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for 2019, including the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

2019 Executive Compensation Highlights

        The Compensation Committee and the Board took the following key actions with respect to the compensation of the Named Executive Officers for 2019:

  •
  Base Salaries—With the exception of our CEO, who receives no annual base salary, increased their annual base salaries by 2.0% in common with all employees.

  •
  Annual Incentive Compensation for CEO—Based on achievement of 5.0% of revenue growth and 7.3% of adjusted EBITDA growth for 2019, made an annual incentive award in the amount of $173,969 to our CEO;

  •
  Sales Commissions for Chief Revenue Officer—Based on achievement of 72% of his aggregate revenue targets for 2019, made monthly commission payments totaling $105,750 to Mr. Bubeck;

  •
  Long-Term Incentive Compensation—Granted long-term incentive compensation opportunities in the form of time-based restricted stock awards, which vest in 2022, and performance-based restricted stock awards, which are to be earned based on our performance over a multi-year performance period through the end of 2022;

  •
  Our CEO received a time-based restricted stock award of 84,000 shares and a performance-based restricted stock award of up to 105,000 shares

  •
  Our Named Executive Officers received time-based restricted stock awards ranging from 9,600 to 19,400 shares and performance-based restricted stock awards ranging from up to 2,400 to 4,850 shares

  •
  Performance Grants for Executive Officers—Evaluated the performance—based restricted stock awards granted to our executive officers in 2016, including the Named Executive Officers (other than our CEO), and determined that the performance goal for such awards had been met by the Company, resulting in each of our executive officers earning 100% of such performance-based restricted stock awards.

Pay-for-Performance Discussion

        We view our executive compensation practices as an avenue to communicate our goals and standards of conduct and as a means to reward our executive officers for their achievements. We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers and, therefore, promotes stability in our leadership.

        The Board has established a unifying principle for our executive compensation program: linking the interests of our executive officers to the interests of our stockholders. The Board believes that this alignment of interests incentivizes our executive officers to act in the best interests of the Company.

        To ensure our executive officers' interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of our executives' annual compensation takes the form of equity awards and is, therefore, "at-risk." Over 95% of our CEO's annual target direct compensation consists of equity awards. For our other executive officers, including the other Named Executive Officers, over 60% of their annual target direct compensation is delivered in the form of equity awards.

        In 2019, our CEO's entire cash compensation consisted of his annual incentive compensation opportunity, which is performance-based and at-risk. The majority of our CEO's restricted stock award is performance-based, meaning that a majority of our CEO's target total direct compensation for 2019 is performance-based.

        Our compensation program focuses upon long-term growth in stockholder value. Restricted stock awards granted to our executives do not vest until three years after the grant date, and, in the case of performance-based restricted stock awards, the performance targets are based on long-term measurements.

        To date, the Board has granted equity awards based on a fixed number of shares rather than awards based on a specific dollar value. To ensure that we remain faithful to our compensation philosophy, the Board regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period. The Board will continue to review both the size of awards and whether awards should be tied to a specific dollar amount; however, as part of this evaluation the Board will acknowledge that increases in the realized value from the awards are necessarily tied to increases in stockholder value and thus are consistent with the goal of our executive compensation program.

        As the most direct way to tie our CEO's incentives to total stockholder returns, the Board has structured his compensation almost completely as long-term equity awards. Thus, our CEO sees his primary responsibility as the creation of long-term stockholder value.

        We believe that our focused emphasis on the use of long-term incentive compensation as the key element of our executive officers' target total direct compensation opportunities has enabled us to maintain a strong alignment of our executive officers' and stockholders' interests and has resulted in the above-market performance of our common stock as illustrated below.

        The graph below compares Cogent Communications Holdings' cumulative 5-Year total stockholder return on common stock with the cumulative total returns of the S&P 500 Index and the NASDAQ Telecommunications Index. The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from December 31, 2014 to December 31, 2019.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Cogent Communications Holdings, the S&P 500 Index
and the NASDAQ Telecommunications Index

*
$100 invested on 12/31/14 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

  Copyright© 2020 Standard & Poor's, a division of S&P Global. All rights reserved.

	12/14	12/15	12/16	12/17	12/18	12/19
Cogent Communications Holdings	100.00	102.53	127.23	145.44	151.55	230.20
S&P 500	100.00	101.38	113.51	138.29	132.23	173.86
NASDAQ Telecommunications	100.00	97.52	102.36	127.62	127.16	142.60

        The graph below compares Cogent Communications Holdings' cumulative total stockholder return on common stock with the cumulative total returns of the S&P 500 Index, the NASDAQ Telecommunications Index, AT&T, Verizon and CenturyLink. The graph tracks the performance of a $100 investment in our common stock and in each index (with the reinvestment of all dividends) from July 1, 2005 to December 31, 2019. The Company's initial registered public offering occurred in June 2005.

COMPARISON OF 14 YEAR CUMULATIVE TOTAL RETURN*

*
$100 invested on 7/1/05 in stock or index, including reinvestment of dividends.

  Copyright© 2020 Standard & Poor's, a division of S&P Global. All rights reserved.

	7/05	12/05	12/06	12/07	12/08	12/09	12/10	12/11	12/12	12/13	12/14	12/15	12/16	12/17	12/18	12/19
Cogent Communications Holdings	100.00	86.73	256.24	374.57	103.16	155.77	223.38	266.82	361.34	660.58	597.60	612.70	760.36	869.14	905.69	1375.67
S&P 500	100.00	101.98	118.08	124.57	78.48	99.25	114.20	116.61	135.28	179.09	203.61	206.42	231.11	281.57	269.22	353.99
NASDAQ Telecommunications	100.00	94.13	125.12	137.07	81.70	107.46	117.90	113.85	116.36	160.78	160.63	157.01	164.24	204.82	204.31	229.50
AT&T Inc	100.00	105.17	161.09	194.24	139.83	146.56	163.62	178.36	209.59	230.03	231.53	250.81	325.76	312.91	243.32	354.31
Centurylink Inc	100.00	95.73	126.86	121.16	85.32	123.81	170.87	148.43	168.06	145.93	192.17	131.09	134.00	104.73	106.71	101.07
Verizon Communications Inc	100.00	89.29	120.19	146.86	120.40	125.03	153.85	181.89	205.87	244.24	242.87	251.64	303.77	315.97	351.52	400.26

2019 Stockholder Advisory Vote on Named Executive Officer Compensation

        At our 2019 Annual Meeting our stockholders approved the advisory vote on our named executive officer compensation, or "Say-on-Pay," with approximately 58% support. During 2019, as described above, members of the Board communicated with non-affiliated stockholders holding approximately 38% of our outstanding shares. Our management attended over 20 investor conferences and conducted approximately 370 meetings with stockholders and other interested investors. During these meetings, no stockholders expressed concerns regarding the levels of our executive compensation, but did express a preference for metrics related directly to the Company's financial performance to determine whether the CEO's performance-based equity grant is earned. Based on these discussions, in 2020 the Compensation Committee adjusted the performance-based component of the CEO's equity award to include metrics that better reflect the contributions of the CEO to the Company's performance.

        As demonstrated by our active outreach to our stockholders, we value their opinions on executive compensation, as expressed not only in their Say-on-Pay votes but in our dialogues throughout the year.

Executive Compensation Policies and Practices

        We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2019, we maintained the following executive compensation policies and practices, including those that we have implemented to drive performance and that either prohibit or minimize behaviors we do not believe serve our stockholders' long-term interests:

What We Do

  •
  We maintain an Independent Compensation Committee.  The Compensation Committee consists solely of independent directors who establish our compensation practices.

  •
  We retain an Independent Compensation Advisor.  The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management.

  •
  We conduct an annual Executive Compensation Review.  At least once each year, the Board conducts a review of our compensation strategy.

  •
  Compensation At-Risk.  Our executive compensation program is designed so that the majority of our executive officers' compensation is at risk based on corporate performance, and because it is equity-based, aligned to the interests of our stockholders.

  •
  We Evaluate Compensation-related Risk.  The Board considers our compensation-related risk profile to ensure that our compensation-related risks do not create inappropriate or excessive risk and are not reasonably likely to have a material adverse effect on the Company.

  •
  Multi-year Vesting Requirements.  Both to retain and to focus our executives on long-term performance, all of our equity awards must be earned over at least a three-year period.

  •
  Compensation Recovery ("Clawback") Policy.  We have adopted a compensation recovery ("clawback") policy that enables the Board to recover incentive compensation from our CEO and our other executive officers in the event of an accounting restatement resulting from misconduct.

  •
  Stock Ownership Policy.  We have adopted a stock ownership policy for our CEO and the members of the Board under which they must accumulate and maintain, consistent with the terms of the guidelines, shares of our common stock.

  •
  We Conduct an Annual Stockholder Advisory Vote on Named Executive Officer Compensation.  We conduct an annual stockholder advisory vote on the compensation of the Named Executive Officers. The Board considers the results of this advisory vote during the course of its deliberations and also separately seeks to engage on executive compensation matters with our stockholders.

What We Do Not Do

  •
  No Guaranteed Bonuses.  We do not provide guaranteed bonuses to our executive officers. Only our CEO and Chief Revenue Officer are eligible to receive annual cash incentive awards, which are entirely performance-based. Our other executive officers are not eligible for cash bonuses.

  •
  No Defined Benefit Retirement Plans.  We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

  •
  No Hedging or Pledging.  We prohibit our employees, including our executive officers, and the members of the Board from hedging our securities and from pledging our securities on a non-recourse basis.

  •
  No Tax Payments on Perquisites.  We do not provide any tax reimbursement payments (including "gross-ups") on any perquisites or other personal benefits.

  •
  No Excise Tax Payments on Future Post-Employment Compensation Arrangements.  We do not provide any excise tax reimbursement payments (including "gross-ups") on payments or benefits contingent upon a change in control of the Company.

  •
  No Special Welfare or Health Benefits.  We do not provide our executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs, such as medical, dental and vision benefits, medical and dependent care flexible spending accounts, health savings accounts, long-term and short-term disability insurance, and basic life insurance coverage.

  •
  No Stock Option Re-pricing.  We do not permit options to purchase shares of our common stock to be re-priced to a lower exercise price without the approval of our stockholders.

Executive Compensation Philosophy and Program Design

Compensation Philosophy

        Our philosophy is to compensate all of our employees, including our executive officers, in a manner that reflects the competitive value of their skills and experience in the marketplace, to pay our sales force and sales management substantial cash commissions based upon revenue generated, and to tie the compensation of our executive officers to the value of our common stock through the grant of restricted stock awards that vest or are earned over multi-year periods.

        We believe that the success of our philosophy is demonstrated by our record of revenue growth and increased profitability, our stable and capable leadership, and the appreciation of our common stock.

Program Design

        We keep the compensation program for our executive officers simple in the belief that a program consisting of a limited number of easily understood elements results in greater transparency to our stockholders.

        To this end, we structure the annual compensation of our executive officers, including the Named Executive Officers, using only two principal elements: base salary and long-term incentive compensation in the form of equity awards. In addition, the two executive officers who are most directly responsible for driving our revenue growth—our CEO and Chief Revenue Officer—are also eligible to receive annual cash incentive awards based on our performance against pre-established financial objectives. In the case of our CEO, this annual cash incentive award is in lieu of his base salary.

Executive Compensation Program Governance and Process

Role of the Compensation Committee

        The current members of the Compensation Committee are all independent directors. In 2019, the Compensation Committee had overall responsibility for our compensation and benefits policies generally, overseeing and evaluating the compensation plans, policies, and programs applicable to our CEO as well as our other executive officers, determining and overseeing the process of evaluating our CEO's performance, and overseeing the preparation, review and approval of this Compensation Discussion and Analysis.

        The Board's practice of developing and maintaining compensation arrangements that are competitive includes a balance between retaining the best possible talent and maintaining a reasonable and responsible cost structure.

        When selecting and setting the amount of each compensation element, the Board considers the following factors:

  •
  our performance against the financial and operational objectives established by the Board;

  •
  each individual executive officer's skills, experience, and qualifications relative to other similarly situated executives in the competitive market;

  •
  the scope of each executive officer's role compared to other similarly situated executives in the competitive market;

  •
  the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

  •
  compensation parity among our executive officers; and

  •
  our financial performance, including profitability and return of capital to stockholders, relative to our peers.

        These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any single factor on the determination of pay levels quantifiable.

Role of Management

        In discharging its responsibilities, the Board works with members of our management, including our CEO. Management assists the Board by providing information on Company and individual performance, market data, and management's perspective and recommendations on compensation matters. The Board solicits and reviews our CEO's recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers. The Board reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers. Our CEO does not participate in Board discussions regarding his own compensation.

Role of Compensation Consultant

        In May 2016, the Compensation Committee engaged Compensia, a national compensation consulting firm, to serve as its compensation advisor. During 2019, Compensia provided the following services:

  •
  assisted with the development of a compensation peer group, provided competitive market data based on the compensation peer group for our executive officer positions and evaluated the compensation we pay our executive officers relative to both our performance and how the companies in our compensation peer group compensate their executives;

  •
  reviewed and analyzed the base salary levels and annual and long-term incentive compensation of our executive officers; and

  •
  reviewed our executive compensation disclosure, including the Compensation Discussion and Analysis.

        In 2019, Compensia provided no services to us other than the consulting services to the Compensation Committee. The Compensation Committee has reviewed the objectivity and independence of the advice it received from Compensia and determined that Compensia is independent and that its work did not raise any conflicts of interest.

Competitive Positioning

        Compensia developed and recommended a compensation peer group to be used as a reference for understanding the market for executive talent when making compensation decisions for our executive officers. Compensia determined our compensation peer group by focusing on U.S.-based, publicly traded companies in the following technology industry sectors: telecommunications, Internet, and software. Compensia then selected companies that were similar to us relative to our size, using the following criteria:

  •
  similar revenue size—~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $524 million (~$262 million to $1.05 billion); and

  •
  similar market capitalization—~0.3x to ~3.0x our market capitalization of $3.03 billion (~$909 million to $9.1 billion).

        The Committee took into consideration Compensia's recommended peer group of 16 communications and technology companies for purposes of comparing our executive compensation levels and practices against the competitive market. The companies comprising this compensation peer group were as follows:

8x8	InterDigital
Acacia Communications	Iridium Communications
ATN International	NIC
Bottomline Technologies	QuinStreet
CarGurus	Shenandoah Telecommunications
Cornerstone OnDemand	Stamps.com
FireEye	Switch
GCI Liberty	Vonage Holdings

        The Committee intends to review our compensation peer group at least annually and make adjustments to its composition, as necessary, taking into account changes in both our business and the businesses of the companies in the compensation peer group.

        The Committee does not believe that it is appropriate to make compensation decisions, whether regarding base salaries or long-term incentive compensation, based upon any type of benchmarking. The Committee does believe that information regarding the compensation practices at other companies is useful in at least two respects. First, the Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness of individual executive compensation elements and of our overall executive compensation packages. The information provided by the peer group analysis is only one of several factors that the Committee considers, however, in making its compensation decisions. The Committee also considers, among other factors, the relative responsibilities and talents of our executive officers, the ability to replace their particular skillsets and institutional knowledge and the financial performance of the Company relative to its peers, including revenue growth, profitability and the return of capital to stockholders.

Individual Compensation Elements

        For 2019, our executive compensation program consisted of the following two principal elements:

  •
  base salary (except for our CEO, whose base salary was replaced with an annual cash incentive compensation opportunity in 2015); and

  •
  long-term incentive compensation in the form of time-based restricted stock awards and performance-based restricted stock awards.

        In addition, we provide an annual cash incentive compensation opportunity to our CEO and a sales commission opportunity to Mr. Bubeck, our Chief Revenue Officer. We did not provide any other executive officers with an annual cash incentive award opportunity in 2019.

Base Salary

        Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly talented individuals.

        Generally, we establish the initial base salaries of our executive officers through arm's-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Board reviews the base salaries of our executive officers from time to time and makes adjustments to base salaries as it determines to be necessary or appropriate.

        It is the general policy of the Board to provide our executive officers with the same general salary increase granted to all employees each year. Consistent with this policy, in 2019, our executive officers, including the Named Executive Officers (other than our CEO), received the same 2% base salary increase as our other employees.

        Our CEO has not received a base salary for several years and, accordingly, did not receive a base salary in 2019.

Annual Cash Incentive Compensation

        Except for our CEO and our Chief Revenue Officer, an annual incentive compensation award in the form of a cash bonus has not been a part of our executive compensation program. This policy continued in effect in 2019.

  Annual Cash Incentive Opportunity for Our CEO

        As in 2018, our CEO was eligible to receive an annual cash incentive award based on our ability to improve our financial performance year over year as measured by two equally weighted metrics:

increases in revenue and increases in adjusted earnings before interest, taxes, depreciation, and amortization ("adjusted EBITDA") (as defined in the Company's earnings releases).

        For purposes of his 2019 incentive compensation opportunity, our CEO was eligible to receive a cash award in the amount of $250,000 if our revenue growth for the year equaled or exceeded by 15% our prior year revenue and, separately, an additional cash award in the amount of $250,000 if our adjusted EBITDA growth for the year equaled or exceeded by 20% our prior year adjusted EBITDA. If the growth of these performance metrics was less than the target level specified, he would receive a proportionally smaller amount. If the performance measure is zero or negative the bonus for that performance shall be zero.

        Our revenue grew 5.0% from 2018 to 2019 and our adjusted EBITDA grew 7.3% from 2018 to 2019. Based on the framework the Board had established for determining his annual cash incentive award, this resulted in a cash award in the amount of $83,200 for the revenue metric and a cash award in the amount of $90,769 for the adjusted EBITDA metric, or an aggregate annual cash incentive award in the amount of $173,969.

  Incentive Compensation Opportunity for Chief Revenue Officer

        In addition, due to the importance of his position in driving revenue and, therefore, stockholder value, Mr. Bubeck was eligible to receive monthly commissions based our revenue for each month of 2019. Since revenue growth is critical to our success, the Board believes that it is important to directly link a significant portion of Mr. Bubeck's target total direct compensation to achieving our monthly revenue targets. Together with his performance-based restricted stock award, Mr. Bubeck's sales commission opportunity is a second compensation element focused on the Company's customer acquisition and satisfaction, a structure the Company also believes is important for our Chief Revenue Officer.

        At the beginning of 2019, monthly revenue growth targets were established for Mr. Bubeck for the year and his target commission for the year was set at $146,880. Mr. Bubeck's commissions were paid monthly and determined each month by measuring our actual net new revenue for each month, measured both company-wide and on a regional basis, against the preestablished revenue growth targets for that month, with the resulting percentage multiplied by his target commissions for each category for the month. In 2019, approximately one-third of Mr. Bubeck's target total cash compensation was tied to the achievement of these monthly revenue targets.

        For 2019, Mr. Bubeck achieved 72% of his aggregate revenue target for the year. Accordingly, he received $105,750 of his target commission of $146,880 based on his monthly performance against his targets.

Long-Term Incentive Compensation

        We believe that the strongest alignment of executive and stockholder interests arises from their common ownership of our equity securities. Accordingly, the Board allocates the largest portion of our executive officer's target total direct compensation to long-term incentive compensation in the form of equity awards. The Board believes that equity awards focus our executive officers, including the Named Executive Officers, on increasing stockholder value over the long-term, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us.

        Over the last several years, the long-term incentive compensation opportunities of our executive officers, including the Named Executive Officers, have been delivered in the form of restricted stock awards. As noted above, these awards have represented approximately 95% of our CEO's target total direct compensation, and, on average, over 60% of the target total direct compensation of our other executive officers.

        As with their other compensation elements, the Board determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and, after taking into consideration the competitive market environment, the recommendations of our CEO (except with respect to his own equity award), the proportion of our total shares of common stock outstanding used for annual employee long-term incentive compensation awards (our "burn rate"), and the other factors described above.

        In May 2019, the Board granted a combination of time-based restricted stock awards and performance-based restricted stock awards to our executive officers, including the Named Executive Officers. The equity awards granted to the Named Executive Officers for 2019 were as follows:

Named Officer	Time Based Restricted Stock (# shares)	Time Based Restricted Stock (grant date fair value)	Performance Based Restricted Stock (# shares)	Performance Based Restricted Stock (grant date fair value)	Aggregate Grant Date Fair Value
Dave Schaeffer	84,000	$4,636,800	105,000	$4,707,150	$9,343,950
Thaddeus Weed	19,400	$1,070,880	4,850	$267,720	$1,338,600
Robert Beury	5,000	$276,000	—	$—	$276,000
Timothy O'Neill	9,600	$529,920	2,400	$132,480	$662,400
James Bubeck	9,600	$529,920	2,400	$132,480	$662,400
Brad Kummer	9,600	$529,920	2,400	$132,480	$662,400

        The number of shares subject to performance-based restricted stock awards represents the maximum number of shares that may be earned. Stock was valued based on the closing price of $55.20 per share on the grant date of May 1, 2019 except for performance grant of 105,000 shares to Mr. Schaeffer which was valued via an appraised value of $44.83 per share since they are based upon market conditions.

Equity Awards Granted to Our CEO

        Time-Based Restricted Stock Award.    The shares of our common stock subject to the time-based restricted stock award granted to our CEO vest in equal monthly increments of 7,000 shares each commencing on January 1, 2022 and ending on December 1, 2022.

        Performance-Based Restricted Stock Award.    The shares of our common stock subject to the performance-based restricted stock award granted to our CEO are to be earned (if at all) based on our absolute total stockholder return ("TSR") as measured over a performance period commencing on April 1, 2019 and ending on December 31, 2022. In the event that our TSR for the performance period is positive, then the number of shares of our common stock earned with respect to the award will be determined by dividing our TSR by the TSR of the Nasdaq Telecommunications Index (the "NTI") for the performance period and multiplying that percentage by 84,000 (the target number of shares subject to the performance-based restricted stock award); provided, however, that the maximum number of shares of our common stock that may be earned pursuant to the performance-based restricted stock award may not exceed 105,000 shares. If our TSR for the performance period is zero or negative, then no shares of our common stock will be earned. Any shares of our common stock subject to the performance-based restricted stock award that are not earned at the end of the performance period will be forfeited and canceled. For purposes of the performance-based restricted stock award, our "TSR" is to be calculated by comparing an amount invested in the Company to the same amount invested in the NTI at the beginning of the performance period with all dividends reinvested during the performance. In calculating our TSR, the average market price of our common stock for the 20 trading days prior to the measurement date will be used.

        In addition, our CEO's restricted stock awards made in 2019 are eligible for accelerated vesting as follows:

  •
  Death or disability—Upon a termination of employment due to death or disability, all of the unvested time-based restricted stock and 84,000 shares of performance-based restricted stock will vest.

  •
  Retirement—Upon a termination of employment due to retirement, all of the unvested time-based restricted stock and, upon expiration of the performance period, the actual number of shares of our common stock earned based on our actual performance for the performance period based will vest.

  •
  Termination of employment—In the event that our CEO's employment is terminated entitling him to severance under the terms of his employment agreement either prior to or more than six months after a change in control of the Company, then the number of shares of restricted stock award that he would have vested in had he remained employed during the severance period (which will be determined based on the number of months used to calculate severance under his employment agreement) will vest and, upon expiration of the performance period, the actual number of shares of our common stock earned based on our actual performance for the performance period, prorated based on the number of days elapsed from the beginning of the performance period through the last day of his applicable severance period, will vest.

  •
  Change in control—Immediately prior to a change in control of the Company, the performance period for the performance-based restricted stock award will end and the number of shares of such performance based stock that he earns will be determined based on our TSR through such date provided he remains employed with us through January 1, 2022; provided, however, that he will be considered to have earned such number of shares if during the six months following the change in control of the Company, his employment is terminated without cause or he terminates his employment for good reason, a "double trigger".

Equity Awards Granted to Other Named Executive Officers

        Time-Based Restricted Stock Awards.    The time-based restricted stock granted in 2019 to the other Named Executive Officers vests in equal quarterly increments of shares each on March 1, June 1, September 1, and December 1, 2022.

        Performance-Based Restricted Stock Awards.    The performance-based restricted stock granted to the other Named Executive Officers are to be earned (if at all) on December 1, 2022, based on the attainment of customer satisfaction goals over the period of April 1, 2019 to November 1, 2022 as determined and evaluated by the Board.

        In addition, the restricted stock awards granted to the other Named Executive Officers are eligible for accelerated vesting as follows:

  •
  Death, disability, retirement, or change in control—Upon a termination of employment due to death, disability, or retirement and upon a change in control of the Company (even if not accompanied by a termination of employment), all of the unvested shares of time-based restricted stock and performance-based restricted stock will vest.

  •
  Other termination of employment—In the event of a termination of employment entitling the Named Executive Officer to severance under the terms of his employment agreement, the number of shares of time-based restricted stock that he would have vested in had he remained employed during the severance period (which will be determined based on the number of months used to calculate severance under his employment agreement) will vest, and, upon expiration of the performance period, the performance-based stock will vest based on actual performance for the performance period prorated based on the number of days elapsed from the beginning of the performance period through the last day of his applicable severance period.

        In the event of a termination of employment other than as provided in the foregoing paragraphs, the Named Executive Officer will forfeit any unvested time-based restricted stock and performance-based restricted stock.

        In 2019, in connection with its review of the performance-based restricted stock awards given to our executive officers (other than our CEO) in 2016, the Board evaluated the attainment of the customer satisfaction performance goal established for such awards. With the assistance of our CEO, the Board reviewed the Company's Net Promoter Score, which measures the willingness of the Company's customers to recommend our services to others. We believe this is a useful measure of our customer's overall satisfaction with our service. Net Promoter Scores range from –100 to 100. For 2019, the Company's Net Promoter Score was 64, which is outstanding for an internet service provider. In addition, an independent vendor, Atlantic ACM, published its own estimate of customer satisfaction and ranked us with the second highest score in the telecommunications industry. Our CEO explained that the two metrics, taken together, indicated that the Company has achieved unusually high customer satisfaction levels, particularly within our industry. Accordingly, the Board determined that the customer satisfaction performance goals had been met and that our executive officers had earned 100% of their restricted stock awards.

Welfare and Health Benefits

        We have established a tax-qualified Section 401(k) retirement plan for all of our employees in the United States, including our executive officers. Currently, we match contributions made to the plan by our employees up to 2.0% of their compensation. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the "Code") so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

        In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental and vision benefits (paid for on a shared based by the employee and the Company), medical and dependent care flexible spending accounts, health savings accounts, short-term and long-term disability insurance, and basic life insurance coverage. For employees outside of the United States, we provide benefits consistent with local laws and competitive with local markets.

        We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

        Perquisites or other personal benefits are not a component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers.

        In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Board.

Employment Agreements

        We have entered into written employment agreements with each of the Named Executive Officers (other than Mr. Bubeck).

        Each of these employment agreements provides for "at will" employment. These agreements also set forth the rights and responsibilities of each party and protect both parties' interests in the event of a termination of employment by providing the Named Executive Officer with the opportunity to receive certain post-employment payments and benefits in the event of certain terminations of employment, including following a change in control of the Company. Finally, these employment agreements prohibit the Named Executive Officer from engaging, directly or indirectly, in competition with us or disclosing our confidential information or business practices. These post-employment compensation arrangements are described in more detail in the discussion entitled "Post-Employment Compensation" below.

        For information on the specific terms and conditions of the employment agreements of the Named Executive Officers, see the discussion of "Employment Agreements and Potential Post-Employment Compensation Arrangements" in this Proxy Statement.

Post-Employment Compensation

        We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment.

        In determining payment and benefit levels under the various circumstances that trigger post-employment compensation provisions of our Named Executive Officers' employment agreements, the Board has drawn a distinction between voluntary terminations of employment and terminations of employment for cause, and terminations of employment without cause or as a result of a change in control of the Company. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the Named Executive Officer's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation.

        In addition, the written agreements for the equity awards granted to the Named Executive Officers contain provisions covering a change in control of the Company. We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders. Specifically, these agreements provide that:

  •
  the unvested restricted stock awards granted to the Named Executive Officers (other than our CEO) vest in full upon a change in control of the Company; and

  •
  in the case of our CEO the vesting of such awards will accelerate only if, in the event of a change in control of the Company, there is also a subsequent involuntary loss of employment by him (a so-called "double-trigger" arrangement). All of our CEO's unvested restricted stock awards are now subject to this provision.

        The written agreements for the equity awards granted to the Named Executive Officers also provide for accelerated vesting upon their death, disability, or retirement.

        We have no arrangements with the Named Executive Officers providing for excise tax payments (or "gross-ups") relating to a change in control of the Company.

        For information on the post-employment compensation arrangements for the Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2019, see "Employment Agreements and Potential Post-Employment Compensation Arrangements" in this Proxy Statement.

Other Compensation Policies and Practices

Stock Ownership Policy

        We have adopted a stock ownership policy for our CEO and the members of the Board to align their interests with the interests of our stockholders. This policy provides that:

  •
  our CEO is required to own that number of shares of our common stock with a market value equal to ten times his annual cash compensation or $3 million, whichever is greater; and

  •
  the members of the Board are required to own that number of shares of our common stock with a market value equal to twice the value of their annual equity awards.

        New members of the Board are required to reach the required ownership threshold within a specified period of time once they join the Board.

        As of December 31, 2019, except as noted below, each of the individuals subject to our stock ownership policy satisfied his or her stock ownership requirement. Mr. Ferguson joined the board in October 2018 and Ms. Katz and Ms. Kennedy joined the Board in November 2019, and each is currently accumulating shares of our common stock to meet the ownership requirement.

Compensation Recovery ("Clawback") Policy

        To further align the interests of our executive officers and stockholders and promote good governance practices, we have adopted a compensation recovery ("clawback") policy providing that, in the event of a financial restatement resulting from misconduct, the Board will seek repayment of all cash-based incentive compensation or performance-based equity awards erroneously paid or granted to our CEO and certain executive officers based on the original financial statements if the amount paid or awarded would have been lower had they been based on the restated financial statements.

Hedging, Derivatives, and Pledging Policies

        Our Hedging and Derivatives Policy prohibits our employees, including our executive officers, and the members of the Board from hedging our securities and from entering into a derivative contract involving our securities (except for ownership of options to purchase shares of our common stock granted in connection with employment). Among the investment vehicles that are subject to this prohibition are:

  •
  puts, calls, and futures contracts involving our securities whether covered or not;

  •
  swaps involving our securities;

  •
  forward contracts involving our securities;

  •
  shorting our securities; and

  •
  pledging our securities to secure a non-recourse loan.

Tax and Accounting Considerations

Deductibility of Executive Compensation

        Due to the changes in the tax laws which went into effect in 2017, the Company generally will not be able to deduct compensation paid to any of its Named Executive Officers in excess of $1 million. While the Compensation Committee has historically considered ways to maintain tax deductibility of the compensation for our Named Executive Officers, it is likely that the Company will pay compensation which will not be deductible under the Internal Revenue Code.

Accounting for Stock-Based Compensation

        We follow the Financial Accounting Standard Board's Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of the Board, including restricted stock awards, based on the grant date "fair value" of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

2019 Summary Compensation Table

        The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Principal Executive Officer, our Principal Financial Officer, and each of our three other most highly compensated executive officers who were serving as executive officers at the end of 2019, whose annual compensation equaled or exceeded $100,000 for the three years ended December 31, 2019, December 31, 2018 and December 31, 2017. Mr. Beury would have been a Named Executive Officer but left the Company in June of 2019.

Name	Principal Position	Year	Salary	Bonus	GRANT DATE VALUE Stock Awards(a)		Non Equity Incentive Plan Compensation(c)	All other Compensation(b)	TOTAL
Dave Schaeffer	CEO	2019	$0	$0	$9,343,950	(h)	$173,969	$5,600	$9,523,519
		2018	$0	$0	$7,410,900	(d)	$274,448	$5,500	$7,690,848
		2017	$0	$0	$7,168,350	(g)	$263,337	$5,400	$7,437,087
Thaddeus Weed	CFO	2019	$316,197	$0	$1,338,600	(j)		$5,600	$1,660,397
		2018	$309,997	$0	$1,090,038	(e)		$5,500	$1,405,535
		2017	$303,919	$0	$1,050,631	(i)		$5,400	$1,359,950
Robert Beury	Chief Legal Officer	2019	$311,551	$0	$276,000	(l)		$4,107	$320,658
		2018	$305,442	$0	$539,400	(f)		$5,500	$850,342
		2017	$299,453	$0	$519,900	(k)		$5,400	$824,753
Timothy O'Neill	VP	2019	$305,485	$0	$662,400	(m)		$5,600	$973,485
		2018	$299,495	$0	$539,400	(f)		$5,500	$844,395
		2017	$293,623	$0	$519,900	(k)		$5,400	$818,923
James Bubeck	Chief Revenue Officer	2019	$233,805	$0	$662,400	(m)	$105,750	$5,600	$1,007,555
		2018	$229,221	$0	$539,400	(f)	$98,548	$5,500	$872,669
		2017	$224,726	$0	$519,900	(k)	$98,158	$5,400	$848,184
Brad Kummer	Chief Technology Officer	2019	$286,182	$0	$662,400	(m)		$5,308	$953,890
		2018	$280,570	$0	$539,400	(f)		$4,905	$824,875
		2017	$275,069	$0	$519,900	(k)		$4,900	$799,869

(a)
Amounts represent the grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification 718. For additional information regarding the assumptions used in determining these values, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(b)
Consists of employer matching amounts contributed to the Company's 401(k) defined contribution plan.

(c)
Consists of cash compensation earned for performance against financial targets. See text above for a description of the criteria.

(d)
Consist of a restricted stock award of 189,000 shares made on February 21, 2018 of which 84,000 shares were valued at $44.95 per share and 105,000 shares were valued via an appraised value at $34.62 per share since they are based upon market conditions. Up to 105,000 shares vest on January 1, 2022 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2021.

(e)
Consist of a restricted stock award of 24,250 shares made on February 21, 2018 valued at $44.95 per share of which 4,850 shares vest on December 1, 2021 subject to certain performance conditions as described in the text above and 4,850 shares vest quarterly beginning on March 1, 2021 to December 1, 2021.

(f)
Consist of a restricted stock award of 12,000 shares made on February 21, 2018 valued at $44.95 per share of which 2,400 shares vest on December 1, 2021 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2021 to December 1, 2021.

(g)
Consist of a restricted stock award of 189,000 shares made on May 3, 2017 of which 84,000 shares were valued at $43.33 per share and 105,000 shares were valued via an appraised value at $33.61 per share since they are based upon market conditions. Up to

  105,000 shares vest on January 1, 2021 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2020.

(h)
Consist of a restricted stock award of 189,000 shares made on May 1, 2019 of which 84,000 shares were valued at $55.20 per share and 105,000 shares were valued via an appraised value at $44.83 per share since they are based upon market conditions. Up to 105,000 shares vest on January 1, 2023 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2022.

(i)
Consist of a restricted stock award of 24,250 shares made on May 3, 2017 valued at $43.33 per share of which 4,250 shares vest on December 1, 2020 subject to certain performance conditions as described in the text above and 5,000 shares vest quarterly beginning on March 1, 2020 to December 1, 2020.

(j)
Consist of a restricted stock award of 24,250 shares made on May 1, 2019 valued at $55.20 per share of which 4,850 shares vest on December 1, 2022 subject to certain performance conditions as described in the text above and 4,850 shares vest quarterly beginning on March 1, 2022 to December 1, 2022.

(k)
Consist of a restricted stock award of 12,000 shares made on May 3, 2017 valued at $43.33 per share of which 2,400 shares vest on December 1, 2020 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2020 to December 1, 2020.

(l)
Consist of a restricted stock award of 5,000 shares made on May 1, 2019 valued at $55.20 per share which vest 1,250 shares vest quarterly beginning on March 1, 2022 to December 1, 2022.

(m)
Consist of a restricted stock award of 12,000 shares made on May 1, 2019 valued at $55.20 per share of which 2,400 shares vest on December 1, 2022 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2022 to December 1, 2022.

2019 Grants of Plan-Based Awards Table

        The following table provides information with regard to the grants of plan-based awards to each Named Executive Officer during our fiscal year ended December 31, 2019.

        Mr. Schaeffer's performance-based cash bonus is based on the growth of the Company's revenue and EBITDA, as adjusted. If the revenue growth equals or exceeds 15%, he will receive $250,000, and, separately, if EBITDA, as adjusted, growth equals or exceeds 20%, he will received $250,000. If the growth of the performance measures is less than the amount specified, he would receive a proportionally lesser amount. For example, if revenue growth equaled 7.5% and EBITDA growth equaled 15%, he would be paid 50% of $250,000 or $125,000 of the revenue growth bonus and 75% of $250,000 or $187,500 of the EBITDA growth bonus.

        Mr. Bubeck's commission is based on sales as measured by revenue growth, measured both on a company-wide basis and as the sum of regional performance with the company-wide revenue growth target commission constituting approximately 84% of the total target commission. If the revenue growth generated by the sales organization for a particular month is 100% of each of Mr. Bubeck's revenue targets, he will receive 100% of $12,240 for that month. If the percentage is more or less than 100% then he would receive a proportionally greater or lesser amount, subject to a 50% floor on the company-wide revenue growth and 100% ceiling on the regional revenue growth. For example, if revenue were at 40% of each of his targets for the month, then he would be paid 50% of target commissions for the company-wide revenue growth and 40% of the target commissions for the regional revenue growth, for a total of $5,920 for the month. If revenues were 200% of each of his revenue growth targets, he would receive 200% of the target commissions for the company-wide revenue growth and 100% of the target commissions for the regional revenue growth for a total of $22,480 for the month.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units
							Grant Date Fair Value of Stock and Option Awards(a)
Name	Grant Date	NOTES	Threshold ($)	Target ($)	Maximum ($)
Dave Schaeffer	5/1/2019	(b)(e)	—	$500,000	$500,000	189,000	$9,343,950
Thaddeus Weed	5/1/2019	(c)				24,250	$1,338,600
Robert Beury	5/1/2019	(g)				5,000	$276,000
Timothy O'Neill	5/1/2019	(d)				12,000	$662,400
James Bubeck	5/1/2019	(d)(f)	—	$146,880	unlimited	12,000	$662,400
Brad Kummer	5/1/2019	(d)				12,000	$662,400

FOOTNOTES

(a)
Except as otherwise noted, amounts represent the grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification 718. For additional information regarding the assumptions used in determining these values, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(b)
Consist of a restricted stock award of 189,000 shares made on May 1, 2019 of which 84,000 shares were valued at $55.20 per share and 105,000 shares were valued via an appraised value at $44.83 per share since they are based upon market conditions. Up to 105,000 shares vest on January 1, 2023 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2022.

(c)
Consist of a restricted stock award of 24,250 shares made on May 1, 2019 valued at $55.20 per share of which 4,850 shares vest on December 1, 2022 subject to certain performance conditions as described in the text above and 4,850 shares vest quarterly beginning on March 1, 2022 to December 1, 2022.

(d)
Consist of a restricted stock award of 12,000 shares made on May 1, 2019 valued at $55.20 per share of which 2,400 shares vest on December 1, 2022 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2022 to December 1, 2022.

(e)
Mr. Schaeffer's annual cash award is based on achieving revenue and EBITDA, as adjusted, targets as described in the text above.

(f)
While in theory Mr. Bubeck's commission is unlimited it is in practice limited by the Company's ability to accept and install service for new customers. The performance measures of this annual commission are described in the text above.

(g)
Consist of a restricted stock award of 5,000 shares made on May 1, 2019 valued at $55.20 per share which vest 1,250 shares vest quarterly beginning on March 1, 2022 to December 1, 2022.

 2019 Outstanding Equity Awards at Fiscal Year End Table

        The following table shows the information regarding the stock options and stock awards held by our Named Executive Officers on December 31, 2019.

		OPTION AWARDS				STOCK AWARDS
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Un-exercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(i)
Dave Schaeffer	(b)					50,000	$3,290,500
	(c)					189,000	$12,438,090
	(d)					189,000	$12,438,090
	(e)					189,000	$12,438,090
Thaddeus Weed	(f)					24,250	$1,595,893
	(g)					24,250	$1,595,893
	(h)					24,250	$1,595,893
James Bubeck	(j)					12,000	$789,720
	(k)					12,000	$789,720
	(i)					12,000	$789,720

Timothy O'Neill	(j)					12,000	$789,720
	(k)					12,000	$789,720
	(i)					12,000	$789,720
Brad Kummer	(j)					12,000	$789,720
	(k)					12,000	$789,720
	(i)					12,000	$789,720

FOOTNOTES

(a)
Valued using the closing market price of our common stock on December 31, 2019—$65.81

(b)
50,000 shares vest on March 1, 2020 subject to certain performance conditions.

(c)
Up to 105,000 shares vest on January 1, 2021 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2020.

(d)
Up to 105,000 shares vest on January 1, 2022 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2021.

(e)
Up to 105,000 shares vest on January 1, 2023 subject to certain performance conditions as described in the text above and 84,000 shares vest monthly at 7,000 per month in 2022.

(f)
4,850 shares vest on December 1, 2020 subject to certain performance conditions and 4,850 shares vest quarterly beginning on March 1, 2020 to December 1, 2020.

(g)
4,850 shares vest on December 1, 2021 subject to certain performance conditions and 4,850 shares vest quarterly beginning on March 1, 2021 to December 1, 2021.

(h)
4,850 shares vest on December 1, 2022 subject to certain performance conditions and 4,850 shares vest quarterly beginning on March 1, 2022 to December 1, 2022.

(i)
2,400 shares vest on December 1, 2022 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2022 to December 1, 2022.

(j)
2,400 shares vest on December 1, 2020 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2020 to December 1, 2020.

(k)
2,400 shares vest on December 1, 2021 subject to certain performance conditions as described in the text above and 2,400 shares vest quarterly beginning on March 1, 2021 to December 1, 2021.

 2019 Option Exercises and Stock Vested Table

        The following table shows information regarding option exercises by our named executive officers during the fiscal year ended December 31, 2019, and the value of stock awards at the time of vesting for stock awards that vested during the year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized On Vesting
Dave Schaeffer			120,000	$6,696,900
Thaddeus Weed			24,250	$1,436,343
Robert Beury			41,000	$2,300,304
Timothy O'Neill			12,000	$713,136
James Bubeck			13,250	$779,579
Brad Kummer			12,000	$713,136

Employment Agreements and Potential Post-Employment Compensation Arrangements

        Dave Schaeffer Employment Agreement.    Mr. Schaeffer has an employment agreement that provides for his services as our Chief Executive Officer. He also receives all of our standard employee benefits. If he is terminated without cause or resigns for "good reason," he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year (subject to the same employee contribution for benefits as when he was employed). Under the terms of the restricted stock awards that have been granted to him in the event of death, disability, or retirement, 100% of his then-unvested restricted stock awards will vest immediately. For restricted stock grants made in or after 2017 vesting accelerates upon a change in control only if he is terminated after a change in control (a "double trigger" arrangement). In the event of a change in control, the total dollar value of the restricted stock that immediately vests will not exceed three times his annual compensation. Had his employment been terminated without cause or had he resigned for "good reason" on December 31, 2019, he would have received no cash payment because he is not currently receiving a salary. He would have continued to vest in his restricted stock awards during his one-year severance period and would have vested in certain other awards after the end of that severance period. "Good reason" for resignation includes removal from his position as CEO or failure to elect him as chairman of the Board of Directors. The value of his post-employment compensation is shown in the table below.

        Thaddeus G. Weed Employment Agreement.    Mr. Weed has an employment agreement under which he serves as Chief Financial Officer and Treasurer. In the event that his employment with us is terminated without cause or he resigns for good reason, he is entitled to twelve months of base salary and continuation of benefits for twelve months (subject to the same employee contribution for benefits as when he was employed). Under the terms of the grants of restricted stock he is also entitled to continued vesting of his restricted stock during his severance period. In the event of death, disability, retirement, or a change in control, he becomes fully vested in his restricted stock; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then-restricted stock will vest immediately and he will receive his severance payment as a lump sum. The value of his post-employment compensation is shown in the table below.

        Timothy G. O'Neill Employment Agreement.    Mr. O'Neill's employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he is entitled to six months' base salary and continuation of benefits for six months (subject to the same employee contribution for benefits as when he was employed). Under the terms of the grants of restricted stock he is also entitled to continued vesting of his restricted stock during his severance period. In the event of death, disability, retirement, or a change in control the vesting of his restricted stock accelerates so that he will be 100% vested; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then-restricted stock will vest immediately and he will receive his severance payment as a lump sum. The value of his post-employment compensation is shown in the table below.

        James Bubeck.    Mr. Bubeck does not have an employment agreement with us that provides for severance. In the event of death, disability, retirement, or a change in control, the vesting of his restricted stock accelerates so that he will be 100% vested; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. The value of his post-employment compensation is shown in the table below.

        R. Brad Kummer Employment Agreement.    Mr. Kummer's employment agreement provides that in the event his employment with us is terminated without cause or he resigns for good reason he is entitled to one month's salary and continuation of benefits for six months (subject to the same employee contribution for benefits as when he was employed). Under the terms of the grants of restricted stock he is also entitled to continued vesting of his restricted stock during his severance period. In the event of death, disability, retirement, or a change in control the vesting of his restricted stock accelerates so that he will be 100% vested; provided that, in the event of a change in control, the total dollar value of the restricted stock that immediately vests shall not exceed three times his annual compensation. In the event of a change in control resulting in his termination without cause or resignation for good reason, 100% of his then-restricted stock will vest immediately and he will receive his severance payment as a lump sum. The value of his post-employment compensation is shown in the table below.

        The table below shows the estimated payments that would have been received by each Named Executive Officer in the event of termination without cause, change in control, and termination without cause upon a change in control as of December 31, 2019. For purposes of this disclosure, our common stock has been valued at the closing market price on December 31, 2019, which was $65.81.

		Termination without cause		Change of control(a)	Termination without cause upon a change of control
Dave Schaeffer	Cash		$—	$—		$—
	Stock vesting		$20,739,232	$20,730,150		$37,314,270
	Total		$20,739,232	$20,730,150		$37,314,270
Thaddeus Weed	Cash		$316,197	$—		$316,197
	Stock vesting		$1,996,873	$4,787,678		$4,787,678
	Total		$2,313,070	$4,787,678		$5,103,875
Tim O'Neill	Cash		$152,743			$152,743
	Stock vesting		$557,937	$2,369,160		$2,369,160
	Total		$710,680	$2,369,160		$2,521,903
James Bubeck	Cash	$			$
	Stock vesting		$198,220	$2,369,160		$2,369,160
	Total		$198,220	$2,369,160		$2,369,160
Brad Kummer	Cash		$23,849	$—		$23,849
	Stock vesting		$205,656	$2,369,160		$2,369,160
	Total		$229,505	$2,369,160		$2,393,009

(a)
For Mr. Schaeffer, these figures assume he remains employed through the applicable target dates

CEO Pay Ratio

        For 2019, the annual total compensation of our median employee calculated in the same manner as our CEO's as set forth in the Summary Compensation Table above was $80,000. The annual total compensation of the CEO was $9,524,450. The ratio of the two was 119:1. Our median employee was determined as of December 31, 2019 by calculating the total compensation of each employee other than the CEO and determining the median. Total compensation includes salary, commissions, and the grant date value of stock awards made in 2019. Compensation of employees outside the U.S. was converted to U.S. dollars using 2019 exchange rates.

 DIRECTOR COMPENSATION

        The non-employee members of our Board of Directors were compensated in 2019 as follows for their services:

  •
  7,000 shares of our common stock issued in increments of 1,750 shares per quarter;

  •
  $1,000 per in-person Board meeting; and

  •
  Reimbursement of travel expenses.

        The following table shows the amounts earned or paid in 2019.

2019 Director Compensation Table

	Fees Earned in Cash	Stock Awards(a)	TOTAL
Blake Bath	$2,000	$372,068	$374,068
Steven Brooks	$3,000	$372,068	$375,068
Richard Liebhaber(b)	$2,000	$372,068	$374,068
Marc Montagner	$4,000	$372,068	$376,068
Timothy Weingarten(b)	$2,000	$372,068	$374,068
Lewis Ferguson	$4,000	$372,068	$376,068
Carolyn Katz(c)	$1,000	$100,905	$101,905
Sheryl Kennedy(c)	$1,000	$100,905	$101,905

The compensation of David Schaeffer, who is a director and our Chief Executive Officer is disclosed in the Summary Compensation Table, above, and is therefore not shown in the Director Compensation table. He does not receive compensation for serving as a director.

(a)
Amounts represent the grant date fair value of stock awards computed in accordance with FASB Accounting Standards Codification 718. For additional information regarding the assumptions used in determining these values, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(b)
Mr. Liebhaber and Mr. Weingarten resigned from the Board of Directors in November 2019.

(c)
Ms. Katz and Ms. Kennedy were appointed to the Board of Directors in November 2019.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board is responsible for determining compensation for the Company's executive officers, and administering the 2017 Incentive Award Plan and the 2004 Incentive Award Plan (although no new grants are issued under the 2004 plan), the Company's management bonus plan and other compensation programs. The Compensation Committee has reviewed and discussed the Compensation, Discussion and Analysis with management and based on that review and discussion, recommended to our Board of Directors its inclusion in this Proxy Statement.

Compensation Committee:
Blake Bath	Steven Brooks	Carolyn Katz

        The material in this report is being furnished and shall not be deemed "filed" with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be "soliciting material" or incorporated by reference in any registration statement or other document filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

 RISK ASSESSMENT IN COMPENSATION PROGRAMS

        The Board and the Compensation Committee have reviewed and considered all of our compensation policies and practices and does not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2019:

  •
  none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

  •
  none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $120,000;

  •
  none of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity's executive officers served on the Company's Compensation Committee;

  •
  none of the Company's executive officers was a director of another entity where one of that entity's executive officers served on the Company's Compensation Committee; and

  •
  none of the Company's executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity's executive officers served as a director on the Company's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table provides summary information regarding beneficial ownership of our outstanding capital stock, based on information available to the Company as of February 28, 2020, for:

  •
  each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  each of our directors and nominees to become a director; and

  •
  all of our directors and executive officers as a group.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. The information has been compiled by the Company from reports filed with the SEC and other information available to the Company. Shares of common stock that will vest or are subject to options currently exercisable or exercisable within the period 60 days after February 28, 2020, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person.

        Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Holdings, Inc., 2450 N Street, NW, 4th Floor, Washington, D.C. 20037. The shares of stock to which this table applies are shares of common stock. The Company has no other class of stock.

Name and Address of Beneficial Owner	Amount Owned	Percent of Class
BlackRock, Inc.(1)	6,884,595	14.58%
55 East 52nd Street, New York, NY 10055
Renaissance Technologies LLC(2)	3,588,366	7.60%
800 Third Avenue, New York, NY 10022
The Vanguard Group, Inc.(3)	4,710,530	9.97%
100 Vanguard Blvd, Malvern, PA 19355
Directors and Officers:
Dave Schaeffer(4)	4,598,340	9.74%
Steven Brooks(5)	28,750	*
Blake Bath(5)	21,425	*
Marc Montagner(5)	52,500	*
Lewis Ferguson(5)	9,110	*
Carolyn Katz(5)	5,250	*
Sheryl Kennedy(5)	5,250	*
Thaddeus Weed(6)	97,100
Brad Kummer(6)	57,600	*
Timothy O'Neill(6)	48,952
James Bubeck(6)	51,742	*
Directors and executive officers as a group (13 persons)(7)	5,056,719	10.71%

*
Denotes less than 1% ownership.

(1)
BlackRock, Inc. has sole voting power over 6,719,051 shares of our common stock and sole dispositive power over 6,884,595 shares of our common stock. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 4, 2020.

(2)
Renaissance Technologies LLC reports sole voting power over 3,500,287 shares of our common stock, sole dispositive power over 3,584,655 shares of our common stock and shared dispositive power over 3,711 shares of our common stock on behalf of both Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation. Renaissance Technologies Holdings Corporation owns the majority of shares of Renaissance Technologies LLC and therefore beneficially owns the same shares. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 13, 2020.

(3)
The Vanguard Group, Inc. reports sole voting power over 89,226 shares of our common stock and sole dispositive power over 4,615,860 shares of our common stock, shared voting power over 11,025 shares of our common stock and shared dispositive power over 94,670 shares of our common stock. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 83,645 shares of our common stock outstanding as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 16,606 shares of our common stock outstanding as a result of its serving as investment manager of Australian investment offerings. The information herein regarding this stockholder is derived from such stockholder's Schedule 13G/A filed with the SEC on February 12, 2020.

(4)
Includes 4,598,340 shares of common stock. Includes 792,000 shares of restricted stock that may be voted but remain subject to certain vesting provisions. Of the shares owned, 3,630,619 shares remain pledged as security for full recourse loans.

(5)
As of February 28, 2020, of the shares owned in the table for Mr. Brooks, 1,750 shares are not yet vested. As of February 28, 2020, of the shares owned in the table for Mr. Bath, 1,750 shares are not yet vested. As of February 28, 2020, of the shares owned in the table for Mr. Montagner, 1,750 shares are not yet vested. As of February 28, 2020, of the shares owned in the table for Mr. Ferguson, 1,750 shares are not yet vested. As of February 28, 2020, of the shares owned in the table for Ms. Katz, 1,750 shares are not yet vested. As of February 28, 2020, of the shares owned in the table for Ms. Kennedy, 1,750 shares are not yet vested.

(6)
Consists of common stock (not all of which is vested). Also includes performance shares with voting rights, granted in years 2017, 2018, 2019, and 2020 respectively. The grant of 2017 performance shares was disclosed in the Company's Current Report on Form 8-K dated May 3, 2017. These performance shares will vest in years 2020, 2021, 2022, and 2023, respectively. As of February 28, 2020, of the shares owned in the table for Mr. Weed, 97,000 shares are not yet vested. As of February 28, 2020, of the shares owned in the table for Mr. Kummer, 48,000 shares are not yet vested. As of February 28, 2020, of the shares owned in the table for Mr. O'Neill, 48,000 shares are not yet vested. As of February 28, 2020, of the shares owned in the table for Mr. Bubeck, 48,000 shares are not yet vested.

(7)
Consists of Dave Schaeffer, Steven Brooks, D. Blake Bath, Marc Montagner, Lewis Ferguson, Carolyn Katz, Sheryl Kennedy, James Bubeck, Thaddeus Weed, R. Brad Kummer, Timothy O'Neill, Henry Kilmer and John Chang. As of February 28, 2020, of the shares owned in the table for Mr. Kilmer, 48,000 shares of Company's common stock are not yet vested. As of February 28, 2020, of the shares owned in the table for Mr. Chang, 31,600 shares of Company's common stock are not yet vested.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides certain information as of December 31, 2019 about our common stock that may be issued under our stockholder approved equity compensation plan:

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,019,589	$46.27	862,923
Equity compensation plans not approved by security holders	0	0	—
Total	1,019,589	$46.27	862,923

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreements

        We have employment agreements with most of our named executive officers as described in "Employment Agreements and Potential Post-Employment Compensation Arrangements."

Our Headquarters Lease

        In February 2020, the Company's Audit Committee reviewed and approved an extension of the Company's lease agreement for its headquarters building from May 2020 to May 2025. No other terms of the lease were amended. The Company originally entered into a lease agreement for its headquarters building with Sodium LLC, whose owner is the Company's Chief Executive Officer, Dave Schaeffer, in 2015. The Company moved into the headquarters building in May 2015. The fixed annual rent for the headquarters building is $1.0 million per year plus an allocation of taxes and utilities. The extension of the lease term is for five years and is cancelable by the Company upon 60 days' notice. The Company's Audit Committee reviewed and approved the lease as a related party transaction. We believe that the lease is on the terms at least as favorable to us as could have been obtained from an unaffiliated third party. The Company paid $1.7 million in 2019, $1.7 million in 2018, and $1.6 million in 2017 for rent and related costs (including taxes and utilities) for this lease.

Mr. Montagner is a Named Executive Officer of a Customer

        In August of 2015, Mr. Montagner, the Lead Independent Director of the Company and a member of our Audit Committee and Nominating and Corporate Governance Committee, became the Chief Financial Officer at Endurance International Group Holdings, Inc. (NASDAQ: EIGI). Endurance International was a customer of Cogent prior to August of 2015. The total amount paid to Cogent by Endurance International and its subsidiaries in 2019 was $180,428. The services provided to Endurance International are standard services that the Company provides to other customers. The Board has concluded that Mr. Montagner does not have a material interest in these transactions and that he remains an independent director.

Approval of Related Party Transactions

        The Audit Committee is responsible for reviewing, approving or ratifying any transaction in which the Company and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. The company does not have a written policy for reviewing these transactions. However, in the course of reviewing potential related person transactions, the Audit Committee considers the nature of the related person's interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arm's length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Audit Committee may deem relevant. In the case of the headquarters lease described above the Audit Committee reviewed information on comparable leases in making its determination to approve the lease.

DELINQUENT SECTION 16(a) REPORTS

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports and written representations we received from our directors and executive officers, we believe that all filings required to be made by these persons during 2019 were made on a timely basis except for a Form 4 filed on May 23, 2019 with respect to the acquisition on April 1, 2019 of 1,750 shares by Lewis Ferguson.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The Audit Committee reappointed Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2019. In making this appointment, the Audit Committee considered whether the audit and non-audit services Ernst & Young LLP provides are compatible with maintaining the independence of our outside auditors. The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Ernst & Young LLP before the firm is retained.

        Representatives of Ernst & Young LLP will not be present at the Annual Meeting but are expected to be available by telephone to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Fees and Services of Ernst & Young LLP

        The following table summarizes fees billed to us by Ernst & Young LLP for fiscal years 2018 and 2019; all services were pre-approved by the Audit Committee:

(in thousands)

Service	2018	2019
Audit Fees(1)	$1,883	$1,857
Audit-Related Fees	$—	$—
Tax Fees(2)	$59	$31
All Other Fees	$—	$—

TOTAL	$1,942	$1,888

(1)
Fees for audit services include fees associated with the annual audit, the review of the financial statements included in our quarterly reports on Form 10-Q, professional services associated with the Company's issuance of debt, and statutory audits (in jurisdictions where required).

(2)
Tax fees include professional services related to tax compliance and tax planning.

        All services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with its pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee's prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent registered public accountants without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Audit Committee.

 STOCKHOLDER PROPOSALS

        Stockholders who wish to submit a proposal to be included in the Proxy Statement for the 2021 Annual Meeting of Stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, a stockholder must submit their proposal by November 16, 2020 to Ried Zulager, Secretary, Cogent Communications Holdings, Inc., 2450 N Street NW, 4th Floor, Washington, D.C. 20037. The proposal must comply with the SEC's proxy rules.

        Additionally, the Company's Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 120 to 90 days before the first anniversary of the date of the preceding year's annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 120 to 90 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company. These stockholder notices must set forth certain information specified in the Bylaws. For information about the required information, see "Annual Meeting of Stockholders" in the Meetings of Stockholders section of the Bylaws.

OTHER MATTERS

        The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

        It is important that the proxies be returned promptly and that your shares are represented. Stockholders are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

        A copy of the Company's 2019 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2019 (the "Form 10-K") with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Cogent Communications Holdings, Inc., 2450 N Street, NW, 4th Floor, Washington, D.C. 20037, Attn: Investor Relations. Stockholders may also obtain a copy of the Form 10-K by accessing the Company's website at www.cogentco.com under the tab "About Cogent; Investor Relations; Reports."

Householding of Proxies

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

        The Company will promptly deliver, upon written or oral request by such stockholder, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To request individual copies for each stockholder in your household, please contact our Investor Relations department by e-mail at investor.relations@cogentco.com, by mail to Cogent Communications Holdings, Inc., 2450 N Street, NW, 4th Floor, Washington, D.C. 20037, Attn: Investor Relations, or by phone at 202-295-4274. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare Shareholder Services, at 800-368-5948 from within the United States and Canada or +1-79781-575-4223 outside the United States and Canada, or by mail to Cogent Communications, c/o Computershare Investor Services, PO Box 505000, Louisville, KY, 40233-5000. The transfer agent also has the following website: www.computershare.com/investor.

By Order of the Board of Directors

Ried Zulager, Secretary

Washington, D.C.
March 16, 2020

MMMMMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. PROPOSAL - Election of Directors: For Withhold ForAgainst Abstain 2. PROPOSAL - To ratify the appointment of Ernst & Young LLP as the independent registered public accountants for the fiscal year ending December 31, 2020. 01 - Dave Schaeffer 02 - D. Blake Bath 3. PROPOSAL - Non-binding advisory vote to approve named executive officer compensation. 03 - Steven D. Brooks 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. 04 - Lewis H. Ferguson, III 05 - Carolyn Katz 06 - Sheryl Kennedy 07 - Marc Montagner When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 4 5 6 9 3 2 037QAA MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS. Annual Meeting Proxy Card

IMPORTANT ANNUAL MEETING INFORMATION IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2020. THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS (FORM 10-K) ARE AVAILABLE AT: http://www.cogentco.com/en/about-cogent/investor-relations/reports q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2020 AT 9:00 A.M. The undersigned holder of common stock, par value $0.001, of Cogent Communications Holdings, Inc. (the “Company”) hereby appoints John B. Chang, Ried Zulager and Jana Kaidy, or any of them, as proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 6, 2020 at 9:00 a.m. local time, at the Company’s offices at 2450 N Street, NW, Washington, D.C. 20037, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” the election of each director nominee named in Proposal 1, “FOR” Proposals 2 and 3 and in the discretion of the proxies as to any other matters that may properly come before the Annual Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement in which the proposals are fully explained. The Board of Directors of Cogent recommends voting FOR the election of each director nominee named in Proposal 1 — Election of Directors, FOR Proposal 2 — Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accountants for the fiscal year ending December 31, 2020, and FOR Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation. You are cordially invited to attend the meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope. If you choose to attend the meeting you may then vote in person if you so desire, even though you may have executed and returned this proxy. Any stockholder of record who executes such a proxy may revoke it at any time before it is exercised. A proxy may be revoked at any time before it is exercised by delivering written notice of revocation to the Company, Attention: Ried Zulager; by delivering a duly executed proxy bearing a later date to the Company; or by attending the Annual Meeting and voting in person. Stockholders who are not of record should vote through their holder of record. REVOCABLE PROXY — COGENT COMMUNICATIONS HOLDINGS, INC.

QuickLinks

2450 N Street, NW Washington, D.C. 20037 (202) 295-4200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2020
COGENT COMMUNICATIONS HOLDINGS, INC. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held at 9:00 a.m., May 6, 2020
2450 N Street, NW Washington, D.C. 20037 (202) 295-4200
VOTING SECURITIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL NO. 3 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
THE BOARD OF DIRECTORS AND COMMITTEES
EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES
COMPENSATION DISCUSSION AND ANALYSIS
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* Among Cogent Communications Holdings, the S&P 500 Index and the NASDAQ Telecommunications Index
COMPARISON OF 14 YEAR CUMULATIVE TOTAL RETURN
2019 Summary Compensation Table
2019 Grants of Plan-Based Awards Table
2019 Outstanding Equity Awards at Fiscal Year End Table
2019 Option Exercises and Stock Vested Table
Employment Agreements and Potential Post-Employment Compensation Arrangements
CEO Pay Ratio
DIRECTOR COMPENSATION
2019 Director Compensation Table
COMPENSATION COMMITTEE REPORT
RISK ASSESSMENT IN COMPENSATION PROGRAMS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Information
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DELINQUENT SECTION 16(a) REPORTS
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(in thousands)
STOCKHOLDER PROPOSALS
OTHER MATTERS